Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

by and among

ANALEX CORPORATION
(a Nevada corporation),

THE SELLERS IDENTIFIED ON EXHIBIT A ATTACHED HERETO,

ANALEX CORPORATION EMPLOYEE
STOCK OWNERSHIP PLAN AND TRUST,

HADRON, INC.
(a New York Corporation)

and

HADRON ACQUISITION CORP.,
(a Delaware Corporation)

Dated: October 31, 2001

i

Exhibit A	Selling Equity Holders and Description of Equity Holdings

Exhibit 2.2(a)(ii)	Escrow Agreement

Exhibit 2.2(a)(iii)	Analex Pre-Closing Liabilities to be Paid through the Closing Purchase Price Payment

Exhibit 2.2(c)(i)	Form of Belford Note

Exhibit 2.2(c)(ii)	Form of Kodger Note

Exhibit 2.2(c)(iii)	Form of Patterson Note

Exhibit 2.2(e)	Determination of Cash Bonus Payment for [CONFIDENTIAL TREATMENT REQUESTED]

Exhibit 7.17(a)	Form of Non-Compete and Non-Disclosure and Non-Use Agreement Between Hadron, Inc. and Peter C. Belford, Sr.

Exhibit 7.17(b)	Form of Non-Compete and Non-Disclosure and Non-Use Agreement Between Hadron, Inc. and Lese Ann Kodger

Exhibit 7.17(c)	Form of Non-Compete and Non-Disclosure and Non-Use Agreement Between Hadron, Inc. and Alex Patterson

Exhibit 7.18(a)	Form of Employment Agreement: Peter C. Belford, Sr.

Exhibit 7.18(b)	Form of Employment Agreement: Lese Ann Kodger

Exhibit 7.18(c)	Form of Employment Agreement: Alex Patterson

Exhibit 7.18(d)	Form of Employment Agreement: David Nowak

Exhibit 10.1(f)	Form of Estoppel Certificate

Exhibit 10.1(h)	Cross-Receipt

Exhibit 10.1(l)	Indemnification Escrow Agreement

Schedule 3.1	Addresses of Places of Business and Location of Assets of Company during Past Five Years

Schedule 3.6	Government Consents

Schedule 3.8	Compliance with Laws

Schedule 3.9	Liens

Schedule 3.10	Personal Property

Schedule 3.11	Accounts Receivable

Schedule 3.12	Software

Schedule 3.13	Intellectual Property

Schedule 3.14	No Infringement

Schedule 3.15	Contracts

v

Schedule 3.16	Litigation

Schedule 3.17	Financial Statements

Schedule 3.18	Liabilities

Schedule 3.19	Tax Matters

Schedule 3.21	Employee Benefit Plans

Schedule 3.22	Insurance

Schedule 3.23	Environmental Matters

Schedule 3.24	Leased and Owned Premises

Schedule 3.26	Transactions with Certain Persons

Schedule 3.28	No Affiliates

Schedule 3.33	Labor Relations

Schedule 3.38	Government Contracts

Schedule 5.12	Liability for Cost and Pricing Data

Schedule 6.2	Negative Covenants of Company and the Sellers

Schedule 6.14	Employees

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 31st day of October, 2001, by and among HADRON, INC., a New York corporation (“Buyer” or “HADRON”), HADRON ACQUISITION CORP., a Delaware corporation (“Acquisition Corp.”), ANALEX CORPORATION, a Nevada corporation (“Company”), and each of the selling equity holders identified on Exhibit A attached hereto (each individually a “Seller” and collectively the “Sellers”), and the ANALEX CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST (the “ESOP”).

RECITALS

A.  Company operates a professional services firm offering design, development, analysis, verification and validation testing of critical hardware and software products and systems and other technical support services to the Federal Government as well as the aerospace, medical, and manufacturing industries and has a principal place of business in Ohio and operations in Florida, Arizona and Colorado (the “Business”).

B.  Sellers and ESOP own all of the issued and outstanding shares of common stock, $0.0001 par value (the “Common Stock”), Class A and Class B preferred stock, $0.0001 par value (the “Preferred Stock”), warrants (“Warrants”), convertible notes (“Notes”), options (“Options”) and other rights to purchase any equity (“Rights”) in the Company (collectively the “Equity”).

C.  The Equity is held by the Sellers and ESOP as more specifically set forth on Exhibit A attached hereto.

D.  The Board of Directors of Buyer, Acquisition Corp. and Company have each determined that it is fair to, and in the best interests of, their respective stockholders that Company be merged with and into Acquisition Corp., pursuant to the terms and conditions of this Agreement and the Delaware General Corporation Law (“Delaware Law”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

DEFINITIONS.    As used in this Agreement, the following terms will have the respective meanings set forth below:

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquisition Corp. Common Stock” shall have the meaning set forth in Section 5.6(b) hereof.

“Acquisition Corp. Preferred Stock” shall have the meaning set forth in Section 5.6(b) hereof.

“Affiliate” means any corporation, partnership, limited liability company, sole proprietorship or other entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Percentages” shall have the meaning set forth in Section 12.1(b) hereof.

“Approved Debt” shall have the meaning set forth in Section 2.3(e).

“Assets” means all cash and cash equivalents, marketable securities, Intellectual Property, Personal Property and Software of Company, all Contracts, Leases and Property Warranties to which Company is a party, all Permits held by Company, and all other assets of the Company listed on the Financial Statements.

“Balance Sheet Adjustment” shall have the meaning set forth in Section 2.3(a).

“Belford Note” shall have the meaning set forth in Section 2.2(c) hereof.

“Benefit Plans” shall have the meaning set forth in Section 3.21.

“Bonus Payment” shall have the meaning set forth in Section 2.2(e) hereof.

“Business” shall have the meaning set forth in the Recitals hereof.

“Buyer Common Stock” shall have the meaning set forth in Section 5.6(a) hereof.

“Buyer’s Representatives” shall have the meaning set forth in Section 6.5 hereof.

“Cash Escrow Deposit” shall have the meaning set forth in Section 2.2(a) hereof.

“Certificates of Merger” shall have the meaning set forth in Section 1.2 hereof.

“Closing” shall have the meaning set forth in Section 9.1(a) hereof.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.3(a) hereof.

“Closing Date” shall have the meaning set forth in Section 9.1(a) hereof.

“Closing Purchase Price Payment” shall have the meaning set forth in Section 2.2(a) hereof.

“COBRA” shall have the meaning set forth in Section 3.21(b) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” shall have the meaning set forth in Section 3.13(a) hereof.

“Company Pre-Closing Liabilities” shall have the meaning set forth in Section 2.2(a) hereof.

“Company’s Representatives” shall have the meaning set forth in Section 6.15 hereof.

“Confidential Information” shall have the meaning set forth in Section 6.8 hereof.

“Contracts” means any and all contracts, agreements, and leases, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company and relate to the Assets or the Business, and (i) which are in effect on the date hereof, including, without limitation, those listed on Schedule 3.15 or Schedule 3.24, or (ii) which are entered into by Company in the ordinary course of business between the date hereof and the Closing Date.

“DCAA” shall mean the Defense Contract Audit Agency of the United States Government.

“DOJ” shall mean the United States Department of Justice.

“DOJ Obligation” shall mean the Company’s obligations under the terms of the Settlement Agreement by and among Analex Corporation, Xanalex Corporation, and Analex Systems, Inc. and the United States of America, dated as of July 12, 1994, as modified by the parties in 1999.

“Effective Time” shall have the meaning set forth in Section 1.2 hereof.

“Environmental Condition” shall refer to any material contamination or damage to the environment caused by or in any way relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, leaching, disposal, dumping or threatened release of Hazardous Materials by Company. With respects to claims by employees, Environmental Condition shall also include the exposure of persons to Hazardous Materials at a work place of Company or any circumstance giving rise to a claim by an employee against the Company for violation of any public safety or worker health and safety law, ordinance, order, rule, regulation or similar provision having the force of law.

“Environmental Requirement” shall mean any federal, state, or local law, ordinance, order, rule, regulation or any contractual obligation relating to pollution, protection of the public health, protection of the environment, or the actual or threatened release, discharge, or emission of materials or waste into the environment.

“Environmental Noncompliance” shall mean any material violation of any Environmental Requirement.

“Equity” shall have the meaning set forth in the Recitals hereof.

“ERISA” shall have the meaning set forth in Section 3.8 hereof.

“ERISA Affiliate” shall have the meaning set forth in Section 3.21(b) hereof.

“Escrow Agreement” shall have the meaning set forth in Section 2.2 hereof.

“Escrow Deposit” shall have the meaning set forth in Section 2.2 hereof.

“Escrowed Buyer Common Stock” shall have the meaning set forth in Section 12.1(b) hereof.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.3(b) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.17 hereof.

“Further Adjustment Amount” shall have the meaning set forth in Section 2.3(c) hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Government” shall mean the government of the United States of America, its agencies and instrumentalities.

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any offer to sell made by the Company prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been issued thirty (30) days or more prior to the date of this Agreement.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Guaranteed Buyer Common Stock” shall have the meaning set forth in Section 2.2(d) hereof.

“Hazardous Materials” shall mean any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Requirement,

including, without limitation, petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

“Improvements” means any and all leasehold improvements and fixtures for which the Company was primarily responsible which is located on real property owned or leased by the Company.

“Indemnified Party” shall have the meaning set forth in Section 12.4(a) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 12.4(a) hereof.

“Indemnification Escrow Agreement” shall have the meaning set forth in Section 12.1 hereof.

“Independent Third Party” shall have the meaning set forth in Section 2.3(b) hereof.

“Interim Period” shall have the meaning set forth in Section 6.16(b) hereof.

“Key Customers” shall mean all customers of the Company which individually represent $1 million or more of the Company’s revenue over the two year period prior to Closing.

“Key Employees” shall mean the following individuals: Heinz Wimmer, Steve Dolbey; Christopher Pestak; David Geyer; Alex Patterson and David Nowak.

“Knowledge” means (i) in the case of a party who is an individual, such party’s actual knowledge after reasonable investigation, and (ii) in the case of a party that is an entity, the actual knowledge of such party’s executive officers, directors and shareholders after reasonable investigation (collectively to be defined, for this section only, for Company to be limited to Alex Patterson, David Nowak, Lese Ann Kodger, and Peter C. Belford and for Hadron to be limited to Sterling Phillips).

“Kodger Note” shall have the meaning set forth in Section 2.2(c) hereof.

“Laws” shall have the meaning set forth in Section 3.6 hereof.

“Leases” means the office, equipment and operating leases described on Schedule 3.24 hereof.

“Leased Premises” shall have the meaning set forth in Section 3.24(a) hereof.

“Liens” means any and all mortgages, deeds of trust, collateral assignments, security interests, UCC financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on the Assets.

“Material Adverse Effect” means, with respect to any person or entity, any event, fact, condition, occurrence or effect (excluding general economic or government contracting industry conditions and trends), which is materially adverse to the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or other franchises or results of operations of such person or entity.

“Merger” shall have the meaning set forth in Section 1.1 hereof.

“[CONFIDENTIAL TREATMENT REQUESTED]” shall mean the [CONFIDENTIAL TREATMENT REQUESTED].

“Notices” shall have the meaning set forth in Section 17 hereof.

“Patterson Note” shall have the meaning set forth in Section 2.2(c) hereof.

“Permits” means any and all written licenses, franchises, certificates of occupancy, or orders of, any governmental authority, whether federal, state or local, or any other person, necessary for Company to own the Assets and conduct the Business as now being conducted (but does not include any approvals, authorizations or consents given or provided in the administration of Company’s Government Contracts or amendments thereto), including, without limitation, the Permits listed on Schedule 3.7.

“Permitted Use” shall have the meaning set forth in Section 13(a) hereof.

“Personal Property” means any and all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by Company and used or useful in the conduct of the Business or the operations of the Business including, without limitation, the Personal Property identified on Schedule 3.10, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

“Prime Interest Rate” shall mean the prime rate as quoted by The Wall Street Journal on the date in question.

“Principal Sellers” shall have the meaning set forth in Section 12.2 hereof.

“Property Warranties” means all of Company’s rights under any manufacturers’ and vendors’ warranties relating to the Assets.

“Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Registered Intellectual Property” shall have the meaning set forth in Section 3.13(a) hereof.

“Selling Stockholder” shall have the meaning set forth in Section 13(d) hereof.

“Software” shall have the meaning set forth in Section 3.12 hereof.

“Stockholder Representative” shall have the meaning set forth in Section 28 hereof.

“Survival Period” shall have the meaning set forth in Section 12.1 hereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Tangible Net Worth” shall mean the excess of total Assets of the Company, as determined in accordance with GAAP consistently applied less all Assets of the Company which would be classified as non-identifiable intangible assets under GAAP consistently applied, including without limitation, good-will, over total liabilities of the Company as determined in accordance with GAAP consistently applied.

1.   The Merger.

1.1   The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law and Nevada Law, at the Effective Time (as defined in Section 1.2), Company will merge with and into Acquisition Corp. (the “Merger”). As a result of the Merger, the separate corporate existence of Company shall cease and Acquisition Corp. shall continue as the surviving corporation of the Merger (sometimes referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Buyer.

1.2   Effective Time.    As promptly as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of Delaware law and a certificate of merger with the Secretary of State of the State of Nevada, in such forms as required by, and executed in accordance with the relevant provisions of Nevada law (collectively, the “Certificates of Merger”) and in such forms as approved by Buyer and Company prior to such filing (the time of the filing of the Certificates of Merger or the time specified therein being the “Effective Time”).

1.3   Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, of the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Acquisition Corp. and Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acquisition Corp. and Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Certificate of Incorporation; Bylaws.    At the Effective Time, the certificate of incorporation and bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

1.5   Directors and Officers.    The directors of Acquisition Corp. shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of Acquisition Corp. shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6   Subsequent Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

2.   Purchase Price, Closing Balance Sheet And Escrow Agreement.

2.1   Conversion of Securities.    At the Effective Time, and upon all of the terms and subject to all of the conditions of this Agreement:

(a)  All of the Equity of Company (excluding any Equity described in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, all of which shall be beneficially owned and of record by the Sellers and ESOP as set forth on Exhibit A hereto, shall be converted into and exchanged for the right to receive, in the aggregate, the Purchase Price as set forth in Section 2.2. All such Equity of the Company shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist and shall thereafter represent only the right to receive the Purchase Price. The holders of certificates previously evidencing Equity of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Equity, except for the right to receive the Purchase Price.

(b)  All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

2.2   Payment of Purchase Price.

(a) (i) At the Closing, Buyer shall pay to Sellers and ESOP, as part of the purchase price, Four Million Nine Hundred Eighty-Five Thousand Dollars ($4,985,000) in the portions as indicated on Exhibit A (the “Closing Purchase Price Payment”). In the event that the amount of Company Pre-Closing Liabilities (as defined in Section 2.2(a)(iii)) paid by Acquisition Corp. at Closing under Section 2.2(a)(iii) is less than $1,525,000 the Closing Purchase Price Payment shall be increased by the amount of such reduction.

(ii) Out of the Closing Purchase Price Payment paid to the Sellers (other than Belford) and the ESOP, Buyer shall deposit with the Escrow Agent, to be held in escrow, $600,000 (the “Cash Escrow Deposit”) at closing. This $600,000 shall be allocated and credited to the Sellers (other than Belford) and the ESOP pro rata based on the percentage ownership of common shares of the Company. The Cash Escrow Deposit shall be subject to the terms of this Agreement and an Escrow Agreement (the “Escrow Agreement”) attached hereto as Exhibit 2.2(a)(ii) which shall provide, in part, for the Escrow Deposit to be held and distributed as described in Section 2.3 and the Escrow Agreement.

(iii)  At Closing, Acquisition Corp. will pay or cause to be paid up to One Million Five Hundred Twenty-Five Thousand Dollars ($1,525,000) (or such lower amount as agreed to by Buyer and Sellers) to pay the Company’s pre-closing liabilities listed on Exhibit 2.2(a)(iii) (“Company Pre-Closing Liabilities”). In the event that the obligation to pay $750,000 to DCAA is deferred or subject to a repayment plan, Acquisition Corp. may make payments in accordance with such repayment plan.

(b) At the Closing, Buyer shall also issue to the Sellers, as indicated on Exhibit A, Two Million One Hundred Fifteen Thousand (2,115,000) shares of Buyer Common Stock, of which Two Hundred Thousand (200,000) shares of Buyer Common Stock held by the Sellers (as determined by the Sellers) shall be paid to the Escrow Agent to be held in escrow (collectively with the “Cash Escrow Deposit,” the “Escrow Deposit”), subject to the terms of this Agreement and the Escrow Agreement which shall provide, in part, for the Escrow Deposit to be held until the preparation of the Closing Balance Sheet (as defined in Section 2.3 below) and the acceptance of the Closing Balance Sheet by the Buyer.

(c)  At the Closing, Buyer shall also issue to Peter C. Belford, Sr. a promissory note in an aggregate principal amount of Six Hundred Forty-Three Thousand Eight Hundred Fifty Dollars ($643,850) (the “Belford Note”) and Five Hundred Thousand (500,000) shares of Buyer Common Stock. The Belford Note shall be in the form attached hereto as Exhibit 2.2(c)(i). At the Closing, Buyer shall also issue to Lese Ann Kodger a promissory note in an aggregate principal amount of Fifty-Seven Thousand Nine Hundred Fifty Dollars, ($57,950) (the “Kodger Note”) and Forty-Five Thousand (45,000) shares of Buyer Common Stock. The Kodger Note shall be in the form attached hereto as Exhibit 2.2(c)(ii). Buyer shall also issue to Alex Patterson a promissory note in the aggregate principal amount of Seventy Thousand Eight Hundred Twenty-Five Dollars ($70,825) (the “Patterson Note”) and Fifty-Five Thousand (55,000) shares of Buyer Common Stock. The Patterson Note shall be in the form attached hereto as Exhibit 2.2(c)(iii). Upon and in consideration for issuance of the Belford Note, Kodger Note and the Patterson Note, the Company and Belford, Kodger and Patterson shall cancel any existing indebtedness of the Company to Belford, Kodger and Patterson (except for any salary earned but not paid up to the Closing Date and any expense reimbursements due up to the Closing Date pursuant to the Company’s policies and procedures regarding expense reimbursements), and shall provide evidence of such cancellation to Buyer at Closing.

(d) At the Closing, Buyer shall also issue to the Sellers and ESOP, as indicated on Exhibit A, Eight Hundred Fifty-Seven Thousand One Hundred Forty-Three (857,143) shares of Buyer Common Stock (“Guaranteed Buyer Common Stock”). Buyer agrees, at Sellers’ option, to reimburse the Sellers for the difference, on a per share basis, between the guaranteed sales prices listed below and the Sellers’ actual sales price commencing on the following dates: (i) up to Two Hundred Fourteen Thousand Two Hundred Eighty-Six shares (214,286) at a sales price of $1.60 per share of Guaranteed Buyer Common Stock to be paid by Buyer from the six (6) month anniversary of Closing until the fifth anniversary of Closing; (ii) up to Two Hundred Fourteen Thousand Two Hundred Eighty-Six (214,286) shares at a sales price of $1.80 per share of Guaranteed Buyer Common Stock to be paid by Buyer from the twelve (12) month anniversary of Closing until the fifth anniversary of Closing; (iii) up to Two Hundred Fourteen Thousand Two Hundred Eighty-Six (214,286) shares at a sales price of $2.00 per share of Guaranteed Buyer Common Stock to be paid by Buyer from the eighteen (18) month anniversary of Closing until the fifth anniversary of Closing; and (iv) up to Two Hundred Fourteen Thousand Two Hundred Eighty-Five (214,285) shares at a sales price of $2.20 per share of Guaranteed Buyer Common Stock to be paid by Buyer from the twenty-four (24) month anniversary of Closing, until the fifth anniversary of Closing. Buyer’s obligations hereunder shall apply only if each Seller complies with applicable federal and state securities laws in connection with the transfer of any Guaranteed Buyer Common Stock. If Sellers’ sell Guaranteed Buyer Common Stock prior to the above specified intervals, such shares sold by Sellers shall no longer be subject to Buyer’s obligations under this Section 2.2(d); provided, however, that the distribution by the ESOP of Guaranteed Buyers Common Stock to its beneficiaries shall not affect Buyer’s obligations under this Section 2.2(d), which obligations shall remain in effect as long as such shares are held by such beneficiaries. If Buyer or its assignee or designee offers, pursuant to proper Notice, at any time during the relevant interval, to purchase any or all of each of the Seller’s Guaranteed Buyer Common Stock at or above the relevant guaranteed price and such sale complies with federal and state securities laws, and the Seller(s) do not accept such offer or fail to respond to such offer within ten (10) business days of such offer, then the Sellers shall lose all rights to reimbursement by Buyer with respect to such Shares that Buyers offered to purchase. If Hadron consummates a Change in Control Transaction (as defined in the Belford Note attached as Exhibit 2.2(c)(i) hereto), then Buyer agrees at Sellers’ option to reimburse the Sellers for the difference, on a per share basis, between the guaranteed sales price at the next specified level and the Sellers’ actual sales price for Guaranteed Buyer Common Stock in the Change in Control Transaction.

(e)  Additional Payments.    In the event that the Company (or its successors or affiliates) is awarded the [CONFIDENTIAL TREATMENT REQUESTED] contract by [CONFIDENTIAL TREATMENT REQUESTED] pursuant to the current procurement, Buyer shall pay Peter C. Belford, Alex Patterson and David Nowak the amounts described herein. The additional payments shall only be payable if the [CONFIDENTIAL TREATMENT REQUESTED] is awarded to the Company. If the [CONFIDENTIAL TREATMENT REQUESTED] is less than or equal to approximately [CONFIDENTIAL TREATMENT REQUESTED] years with a total final evaluated price of $[CONFIDENTIAL TREATMENT REQUESTED] or more, including all options, Buyer shall pay a cash bonus payment of $1 million to Messrs. Belford, Patterson and Nowak, to be divided amongst those three individuals as determined by Exhibit 2.2(e) (“Bonus Payment”). Messrs. Belford, Patterson and Nowak shall enter into employment arrangements with Buyer at Closing as contemplated by Section 7.18. If the final evaluated price is less than $[CONFIDENTIAL TREATMENT REQUESTED] but at least $[CONFIDENTIAL TREATMENT REQUESTED], the Bonus Payment shall be $1 million multiplied by a percentage which is the value of the contract divided by $[CONFIDENTIAL TREATMENT REQUESTED]. If the final evaluated price is less than $[CONFIDENTIAL TREATMENT REQUESTED], no Bonus Payment shall be due or payable. Any Bonus Payment shall be paid by twelve (12) quarterly payments beginning three (3) months after contract start at [CONFIDENTIAL TREATMENT REQUESTED] with interest accruing at the rate of the prime rate printed in

The Wall Street Journal on the date the note is issued, as adjusted to the prime rate printed in The Wall Street Journal on the first business day of each of the following years, plus one percent (1%). Payments shall consist of equal payments of principal plus accrued interest. All amounts due to David Nowak, Alex Patterson, or Peter C. Belford as a result of this Section 2.2(e) shall be reduced by any amounts received by such individual pursuant to the employment agreements described in Section 7.18.

2.3   Closing Balance Sheet.

(a) Within thirty (30) days following the Closing, the Sellers and Company shall cause to be prepared and delivered to Buyer an unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”). The Company and Sellers shall cause the Closing Balance Sheet to be prepared in accordance with GAAP consistent with and using the same accounting principles, policies and methods as in the audited financial statements described in Section 3.17 with contract estimates at completion (“EACs”) and estimates to complete (“ETCs”) determined on a basis consistent with the method used for determination of the Company’s audited financial statements. Sellers shall bear the cost of preparing the Closing Balance Sheet. If the Tangible Net Worth of the Company as of the Closing Date as reflected on the Closing Balance Sheet, taking into account payment of the Company Pre-Closing Liabilities, is less than $80,000, then the Escrow Deposit shall be reduced on a dollar for dollar basis to the extent of any such deficiency. The amount by which the Tangible Net Worth of the Company as of the Closing Date is less than $80,000 taking into account payment of the Company Pre-Closing Liabilities, is hereafter referred to as the “Balance Sheet Adjustment.” The amount of any Balance Sheet Adjustment shall be deducted from the Escrow Deposit and paid to Buyer within two (2) days following determination of the “Final Closing Balance Sheet” (as defined in Section 2.3(b)), prior to release of the Escrow Deposit to the Sellers. The remainder of the Escrow Deposit shall thereafter promptly be paid by Escrow Agent to the Sellers in accordance with the terms of the Escrow Agreement. To the extent that Buyer decides not to pay off the DCAA liability as described in Section 2.2(a)(iii), then such amount shall be deemed paid off for purposes of determining the Closing Balance Sheet hereunder.

(b)  Upon receipt from Sellers of the Closing Balance Sheet, Buyer shall examine or audit, or to cause its representatives to examine or audit, the Closing Balance Sheet following the Closing at its own cost and expense. If Buyer or its representatives determine that the Closing Balance Sheet has not been prepared in accordance with GAAP consistent with and using the same accounting principles, policies and methods as in the Financial Statements, Buyer shall deliver a written notice describing such objections to the Sellers within ninety (90) days after Buyer’s receipt of the Closing Balance Sheet. If Buyer does not deliver such written notice within ninety (90) days after Buyer’s receipt of the Closing Balance Sheet, then the Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet” as defined herein. Buyer and Seller’s Representative (by themselves or through their respective representatives) will use all reasonable efforts to engage in good-faith negotiations to resolve any such objections promptly after receipt by the Sellers of such notice. If a final resolution is not agreed to by Buyer and Sellers within ten (10) days after Sellers first receive notice of Buyer’s objections to the Closing Balance Sheet, the parties shall submit within ten (10) days thereof their disagreement to Arthur Andersen or another independent accounting firm as Buyer and the Sellers may mutually agree upon (the “Independent Third Party”) for resolution.

Either party, upon Notice to the other party, may submit their disagreement to the Independent Third Party. The Independent Third Party, acting as expert and not as arbitrator, shall review the Closing Balance Sheet and consider the written objections thereto, and shall resolve any such remaining objections and revise the Closing Balance Sheet if and to the extent necessary to bring it into conformity with GAAP consistent with and using the same accounting principles, policies and methods as in the Financial Statements (such balance sheet, as agreed to by Buyer and the Sellers or as revised following resolution by the Independent Third Party, the “Final Closing Balance Sheet”) and communicate the foregoing to Buyer and the Seller in writing, not later than thirty (30) days following the submission of such dispute to the Independent Third Party (unless Buyer and the Sellers agree or the Independent Third Party determines for cause that additional time is necessary to make the determination).

(c)  Subject to Section 2.3(a), in the event that the Tangible Net Worth of the Company, taking into account the payment of the Company Pre-Closing Liabilities, as reflected on the Final Closing Balance Sheet differs from the Tangible Net Worth as reflected on the Closing Balance Sheet, the parties shall re-determine the Balance Sheet Adjustment amount using the Final Closing Balance Sheet, and make any appropriate further adjustment to the Escrow Deposit prior to the release thereof to the Sellers (the “Further Adjustment Amount”).

(d)  The proceedings and determinations of the Independent Third Party shall not be subject to any arbitration law, including the Federal Arbitration Act. Except to the extent that any determination by the Independent Third Party was procured by fraud or exceeding the scope of the matters referred or referable to an Independent Third Party under Section 2.3(b), the determinations of the Independent Third Party shall for all purposes be conclusive, final and non-appealable, shall not be subject to judicial review under any circumstances and shall be binding on Buyer and the Sellers and their respective Affiliates, and each of Buyer and the Sellers and their respective Affiliates hereby waive the right to appeal any decision of the Independent Third Party, whether to a court of law or otherwise, or to seek to stay or vacate any determination of the Independent Third Party. The fees and expenses of the Independent Third Party incurred in the resolution of such objections shall be shared equally by Buyer and the Sellers; provided, however, (i) if such Independent Third Party concludes that no adjustment to the Closing Balance Sheet is required in accordance with GAAP consistent with and using the same accounting principles, policies and methods as in the Financial Statements described, Buyer shall pay the entire cost of such Independent Third Party, and (ii) if such Independent Third Party concludes that all adjustments to the Closing Balance Sheet requested by Buyer in the form of written objections are required in accordance with GAAP consistent with and using the same accounting principles, policies and methods as in the Financial Statements, the Sellers shall pay the entire cost of such Independent Third Party. In all cases, Buyer and the Sellers each shall provide each other, their respective representatives and the Independent Third Party full reasonable access to the books and records, any other information, including work papers of its accountants, and to any employees to the extent necessary for the preparation of all financial statements referred to in this Section 2.3.

(e)  The Company shall pay on or before the Closing all amounts payable for investment banking fees, accounting fees and legal fees (including those relating to the termination of the ESOP, as contemplated by Section 6.14(b) and expenses related to the transaction contemplated in this Agreement, and any severance or bonus payments due to any of the Company’s employees or other agents as of Closing and all outstanding debt of the Company except for the DOJ Obligation (which shall not exceed $1,500,000), accounts payable and accrued expenses; capital lease obligations (current and long-term) in the ordinary course of business and Company’s line of credit with Summit Bank (a/k/a “Fleet Bank”) (which line of credit shall not exceed $1,500,000 and which may be used to pay off any outstanding indebtedness of the Company to the Principal Sellers (as defined herein), so long as the line of credit does not exceed $1,500,000) (collectively, the “Approved Debt”).

2.4   Form of Payments.    All payments hereunder shall be made by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient in writing at least three (3) business days prior to the date of the required payment; provided, that in the case of each payment to be made to Sellers hereunder, such payments shall be made based on the percentages applicable to each Seller as reflected on Exhibit A attached hereto. All payments made hereunder shall be made in United States Dollars.

3.   Representations And Warranties Of Company And The Sellers.

Company and each of the Sellers (except David Nowak) jointly and severally represent and warrant to Buyer the following matters. These representations and warranties, and the information in the Schedules referenced therein, are current as of the date of this Agreement except to the extent that a representation, warranty or Schedule states that such representation or warranty, or information in such Schedule, is current as of another date. Nothing in the Schedules shall be deemed adequate to disclose an exception to any representation or warranty unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts related to the exception in reasonable detail.

3.1   Organization.    Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration. Company has full corporate power and authority to carry on its business as now conducted and to enter into and to perform this Agreement. The addresses of Company’s principal office, all of Company’s additional places of business, and the locations of the Assets are listed on Schedule 3.1. Except as set forth on Schedule 3.1, during the past five (5) years, Company has not been known by or used any corporate, fictitious or other name in the conduct of the Business or in connection with the use or operation of the Assets.

3.2   Corporate Authorization; Corporate Documentation.

(a)  The execution and delivery of this Agreement by Company, and Company’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Company.

(b) The copies of the Articles of Incorporation of Company and all amendments thereto, as certified by the Nevada Secretary of State, and the Bylaws of Company, as amended to date and certified by its corporate secretary, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Articles of Incorporation and Bylaws of Company, as amended and in effect on the date hereof.

(c)  The minute books and records of the corporate proceedings of Company, copies of which have been delivered to the Buyer: (i) are the original minute books and records of Company; (ii) contain all proceedings of the stockholders, the board of directors and any committees thereof with respect to Company up to and including the date of this Agreement; and (iii) are true, correct and complete in all material respects. There have been no changes, alterations or additions to such minute books and records of the corporate proceedings of Company that have not been furnished to Buyer.

3.3   Intentionally Omitted

3.4   Capitalization.    The Equity represents all of the issued and outstanding capital stock of the Company and all of the convertible notes, options, warrants or other rights to purchase capital stock of the Company; has been duly and validly issued; is fully paid and nonassessable; is held of record by Seller; and was not issued in violation of any preemptive rights or rights of first refusal; (i) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company, nor are there any voting trusts, proxies or any other agreements or understandings with respect to the voting of any Equity; (ii) there are no other options, warrants or other rights to subscribe for or purchase any capital stock of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Company; (iii) there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which Company is a party or by which Company is bound relating to any Equity, whether or not outstanding, except as set forth in the Bylaws.

3.5   Binding Agreement.    This Agreement has been duly executed by the Company and such Seller and delivered to Buyer, and constitutes the valid and binding agreement of the Company and such Seller, enforceable against Company and such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.6   No Breach.    Subject to the necessity of obtaining approvals of or providing notice to certain governmental agencies listed on Schedule 3.6 and consents of third parties to certain Contracts listed on Schedule 3.15 and certain Leases listed on Schedule 3.24, the execution, delivery and performance of this Agreement by Company and such Seller will not violate or conflict with Company’s Articles of Incorporation or Bylaws, or any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, decree, judgment or order (collectively, “Laws”) to which the Company, such Seller, the Equity or the Assets is subject, or by which Company, such Seller, the Equity or Assets may be bound, or (with or without giving notice or the lapse of time or both) breach or conflict with any contract, agreement, or other commitment to which Company or such Seller is a party or by which Company, such Seller, the Equity or the Assets may be bound or result in the imposition of a Lien on the Equity or the Assets.

3.7   Permits.    Company has all Permits required to own the Assets and conduct Business as now being conducted. All Permits of Company are valid and in full force and effect.

3.8   Compliance With Laws.    Except as set forth in Schedule 3.8, Company and Sellers have complied in all material respects with all Laws of any governmental (whether foreign, federal, state, local, or otherwise) agency, court or other body applicable to the Equity, the Business and the Assets. Specifically, but without limitation, Company and Sellers have, in the conduct of the Business, complied in all material respects with all applicable Laws relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, pension and welfare benefit plans (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), and the payment of Social Security and similar taxes, and Company is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

3.9   Title to and Sufficiency of Assets.    Company has good and marketable title to, or a valid leasehold interest in, all of the Assets free and clear of all Liens, except for the Liens described on Schedule 3.9. The Assets constitute all of the assets, rights and properties that are used in the operation of the Business as it is now conducted or that are used or held by Company for use in the operation of the Business. The Company owns all rights to the name “Analex” in Nevada and such name will be owned by the Company as of the Closing and become the property of the Surviving Corporation.

3.10   Condition of Personal Property.    All Personal Property used or useful in the operation of the Business, except for all of the Software, which is dealt with separately in Section 3.12, and except for any items of Personal Property with a book value of less than $5,000, is listed on Schedule 3.10 and, except as specifically indicated on Schedule 3.10 or with other minor exceptions, the items of Personal Property with a book value of $5,001 or more are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use.

3.11   Accounts Receivable.    All accounts receivable of Company are reflected properly on all balance sheets included in the Financial Statements and are valid receivables that arose from sales actually made or services actually performed in the ordinary course of business. All billed accounts receivable set forth on Schedule 3.11, have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Company.

3.12   Software.    All computer software developed by Company was developed under Government Contracts. Current as of December 31, 2000, all computer software developed by Company (the “Software”) is listed on Schedule 3.12, identified by the particular Government Contract under which such computer software was developed. All commercial computer software that is owned by or licensed to Company is listed on Schedule 3.12 and identified separately as such; provided, that Government entities may have ownership rights in some of Company’s commercial computer software because that software was paid for in whole or part by Government entities under Government Contracts.

3.13 Intellectual Property.

(a)  Schedule 3.13 sets forth all patents, patents pending, registered trademarks, registered copyrights, registered service marks, registered trade names, computer programs and software owned, held or used by Company as of the date of this Agreement (the “Company IP”). Company does not hold or own any patents, registered copyrights, registered trademarks, registered service marks or registered trade names (collectively, “Registered Intellectual Property”) except those set forth in Schedule 3.13.

(b)   Except as disclosed on Schedule 3.13, (i) the Company owns or has the right to use all the Intellectual Property necessary or desirable for the Company to conduct its business as is currently conducted and consistent with past practice; (ii) to the Knowledge of Company and Seller, all of the Company IP is valid, enforceable and unexpired, is free of Liens, and has not been abandoned; and (iii) the Company takes all steps that it believes are reasonably necessary to protect, maintain and safeguard the Company IP.

3.14   No Infringement.     Except as specified on Schedule 3.14, Company and Sellers have no Knowledge of any facts or circumstances that may constitute (i) an infringement by Company of any patent, copyright, trademark, service mark or similar right of any other party or (ii) a misappropriation by Company of any trade secret, know-how, process, proprietary information or similar right of any other party. Neither Company nor Sellers has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. The Company has no knowledge that any of its employees are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict in any material respect with the Business.

3.15   Contracts.    Schedule 3.15 identifies or describes all of the Contracts and Employee Manuals in effect as of the date of this Agreement currently in effect (other than (i) Leases, which are dealt with separately in Section 3.24 hereof and (ii) service and maintenance Contracts entered in connection with Company’s office equipment and machinery and certain other Contracts, for which the aggregate obligations under all such Contracts described in this clause (ii) does not exceed $5,000 per month). In addition, Schedule 3.15 separately identifies all Contracts (again, other than Leases) for which third party consents or waivers must be obtained prior to the Closing Date (or which have been obtained) in order for such Contracts to continue in effect according to their terms after the Closing Date. Company has provided Buyer access to true and complete copies of all written Contracts (including any and all amendments and other modifications to such Contracts). Except as listed on Schedule 3.15, Company has no written employment agreements with Company’s employees. All of Company’s oral Contracts are identified on Schedule 3.15, other than those oral Contracts which may be terminated at any time and which do not create for Company obligations in the aggregate in excess of $10,000 per year. Company has all the Contracts it needs to carry on the Business in all material respects as now being conducted. All of the Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles. Company is not in material breach, nor is any other party in material breach, of the terms of any Contract. Except as expressly identified on Schedule 3.15, Company has not received notice of an intention by any party to any Contract to terminate or materially change the scope of such Contract or amend the terms thereof. Consummation of the transactions set forth in this Agreement will not affect the validity, enforceability and continuation (all in accordance with the terms of the Contracts) of, or result in any material diminution in the value of, any of the Contracts.

3.16    Litigation.    Except as described on Schedule 3.16: (i) there is no litigation, proceeding (arbitral, administrative or otherwise), claim or notice of investigation of any nature pending or, to Company’s or Seller’s Knowledge, threatened against Company, the Business or the Assets, other than standard audits and other usual and customary reviews and investigations by Government agencies in connection with Company’s contracts; (ii) there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Company, the Equity, the Business or the Assets; (iii) there is no action, suit, proceeding or investigation which the Company intends to initiate; (iv) the Company has not received any notice that it is or was being specifically audited or investigated by any government entity, nor, has such audit or investigation been threatened.

3.17   Financial Statements.    Schedule 3.17 sets forth true, correct and complete copies of the audited balance sheet, income statement and statement of cash flows of Company for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and an unaudited balance sheet and statement of income for the period ended August 31, 2001 (the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of Company, and present fairly the financial condition of Company at the respective dates thereof. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated.

3.18   Liabilities.    Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including, without limitation, tax liabilities due or to become due, except liabilities that are reflected on the Financial Statements or Schedule 3.18.

3.19   Tax Matters.    Except as disclosed on Schedule 3.19 hereto: (i) Company has timely filed all tax returns and reports required to have been filed by it; (ii) all material information set forth in such returns or reports is true, accurate and complete in all material respects; (iii) Company has timely paid or made adequate provision for all taxes, additions to tax, penalties, and interest currently payable by Company; (iv) no unpaid tax deficiency has been asserted against or with respect to Company or any Seller by any taxing authority; (v) Company has collected or withheld all amounts currently required to be collected or withheld by it for any taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; (vi) Company is in compliance with, and its records contain all information and documents currently necessary to comply with, all applicable information reporting and tax withholding requirements; (vii) the balance sheets contained in the Financial Statements fully and properly reflect, as of the dates thereof, the liabilities of Company for all accrued taxes, additions to tax, penalties, and interest; (viii) for periods ending after the date of the most recent Financial Statements, the books and records of Company fully and properly reflect its liabilities for all accrued taxes, additions to tax, penalties, and interest other than for corporate income taxes owed by Company for periods after the Closing arising solely as a result of the transactions contemplated by this Agreement; (ix) neither the Company nor any Seller has granted, nor is subject to, any waiver of the period of limitations for the assessment of tax for any currently open taxable period; (x) Company has not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a “safe harbor lease” subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder; (xi) Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder; and (xii) Company is not a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an “excess parachute payment” under Section 280G of the Code. Schedule 3.19 describes all material tax elections, consents, and agreements affecting Company, and lists all types of taxes paid and tax returns filed by Company. No Seller is a “foreign person” for purposes of Section 1445 of the Code.

3.20   Insolvency Proceedings.    Neither Company, Sellers nor any of the Assets is the subject of any pending or threatened insolvency proceedings of any character. Neither Company nor Sellers has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. As of the Closing and after giving effect to the payment of the Company’s Pre-Closing Liabilities, the Company is not insolvent.

3.21 Employee Benefit Plans.

(a)  Schedule 3.21 contains a true and complete list and summary of all employee benefit plans, deferred compensation arrangements and bonus compensation plans or policies, stock option plans, employee stock ownership plans, all retirement, pension, profit sharing, bonus, severance pay, disability, health, vacation and sick leave benefits) maintained or sponsored by Company or under which Company has any current or future liability (collectively, “Benefit Plans”). Except as set forth in Schedule 3.33, Company is not a party to any collective bargaining agreement covering any of its employees. With respect to any Benefit Plan, (i) to the Knowledge of the Company, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress, and (iv) each Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified, has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(b)  Except as set forth on Schedule 3.21, Company does not maintain, sponsor or contribute to, nor has Company maintained, sponsored or been obligated to contribute to, within the last six years, any “employee benefit plan” which is subject to Title IV of ERISA and Section 412 of the Code. Neither Company nor any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with Company under Section 414(b), (c), (in) or (o) of the Code (each an “ERISA Affiliate”) maintains retiree life or retiree health insurance plans that are “welfare benefit plans” within the meaning of Section 3(l) of ERISA and that provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (b) (“COBRA”) or at the sole expense of the participant or any participant’s beneficiary. Each of Company and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of Code has complied in all respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA and the regulations thereunder.

(c)  No Benefit Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any current or former employee or director of Company any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former employee or director of Company, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code section 280G.

3.22   Insurance.    Schedule 3.22 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date and type of coverage) held by Company relating to the Assets, the Business and the properties and employees of the Business, copies of which have been provided to Buyer. With respect to each such insurance policy: (i) it is legal, valid, binding, enforceable and in full force and effect for the term of such policy; (ii) it will continue to be legal, valid, binding, enforceable and in full force and effect for the term of such policy; (iii) no party to such policy is in breach of such policy; and (iv) no party to such policy has repudiated any provision thereof.

3.23   Environmental Matters.

(a)   There are no investigations, inquiries, administrative proceedings, actions, suits, claims, legal proceedings or other proceedings pending or, to the Knowledge of Sellers or Company, threatened against Seller that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use or disposal of any Hazardous Materials on any real property connected with the Leased Premises or any other real property.

(b)   Except as could not reasonably be expected by Company to result in material liability to the Company under or relating to Environmental Requirements, there are no material amounts of Hazardous Materials that have been released or are being stored or are otherwise present on or under any real property constituting or connected with the Leased Premises during the period such Leased Premises were leased by the Company, and except as could not reasonably be expected to result in material liability to the Company under or relating to Environmental Requirements, material amounts of Hazardous Materials have not been released, stored or are otherwise present on or under any real property formerly owned, leased or operated by the Company during the period of the Company owned, leased or operated such real property. Each of the Leased Premises, during the period it was leased by the Company, has been maintained in, and the Company is and has at all prior times otherwise been in, material compliance with all applicable Environmental Requirements.

(c)  The Company has not disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in material liability to the Company under or relating to Environmental Requirements.

(d)   Except as may be set forth on Schedule 3.23, the Company has not assumed, contractually or by operation of law, any material liabilities or obligations under any Environmental Requirements.

3.24   Leased and Owned Premises.

(a)  Leased and Owned Premises.    Schedule 3.24 contains a complete and accurate list of all premises leased by Company for the operation of the Business (the “Leased Premises”), and of all equipment used or useful in the operation of the Business that is leased by Company, and of all of Company’s office, equipment and operating leases (collectively, the “Leases”), and the respective terms of each Lease. The Company does not own any real property and has not owned any real property since January 1, 1995 except as disclosed on Schedule 3.24.

(b)  Leases Binding.    The Leases (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Company or Sellers; and (iii) Company and Sellers have no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. The current annual rent and term under each Lease are as set forth on Schedule 3.24. Schedule 3.24 separately identifies all Leases for which landlord consents or waivers must be obtained prior to the Closing Date in order for such Leases to continue in effect according to their terms after the Closing Date. The Company has not waived any material rights under any Lease. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with the Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of the Company under any Lease.

(c)  Improvements and Fixtures.    The Improvements, including without limitation all leasehold improvements and all fixtures on or at the Leased Premises are (i) structurally sound with no known material defects; (ii) in good operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity with all applicable Laws relating thereto currently in effect. None of the Improvements are subject to any commitment or other arrangement for their sale or use by any third parties, but under each of Company’s Leases of real property, the improvements become the property of the owner of such real property upon expiration of the term of each Lease. All of the Improvements on the Leased Premises are located entirely on such Leased Premises.

3.25   No Other Agreement To Sell.    The Company has no legal obligation, absolute or contingent, to any other individual or entity to sell the Equity, the Assets or the Business (in whole or in part), or effect any merger, consolidation or other reorganization of Company, or to enter into any agreement with respect thereto.

3.26   Transactions with Certain Persons.    Except as disclosed on Schedule 3.26, no partner, officer, director or employee of Company nor any member of any such person’s immediate family is presently, or within the past three (3) years has been, a party to any transaction with Company relating to the Business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by (other than as partners, officers, directors or employees of Company); (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services or expenses as partners, officers, directors or employees of Company) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner. Other than Contracts listed on Schedule 3.26, the Company does not have outstanding any Contract or other arrangement or commitment with any Seller nor any partner, director, officer, employee, trustee or beneficiary of the Company or any Seller that requires payment by the Company or requires the Company to provide benefits to any such Person in excess of $50,000 and that were not entered into in an arm’s-length transaction.

3.27   Disclosure.    No representation or warranty made by the Company or such Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Schedules hereto, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

3.28   No Affiliates.    Except as disclosed on Schedule 3.28, Company does not have any Affiliates and does not own any capital stock or other equity securities of any other corporation and does not have any other type of ownership interest in any other corporation, partnership, joint venture or other business organization or entity.

3.29   Employees.    Company has provided Buyer with a complete and accurate list of all employees of Company as of August 31, 2001, showing for each such employee as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company) and also showing any bonus, commission or other remuneration other than salary paid during Company’s fiscal year ending December 31, 2000, and describing any existing contractual arrangement with such employee (it being understood that employees that did not have a written contract are considered “at-will”).

3.30   No Suspension or Debarment.    Company has never been suspended or debarred from bidding on contracts or subcontracts for the Government. No suspension or debarment action with respect to Government contracts have been threatened or commenced against Company or any of its officers or employees. There is no valid basis, nor specific circumstances which with the passage of time could become a basis, for Company’s suspension or debarment from bidding on contracts or subcontracts for the Government.

3.31   No Debt.    On and as of the Closing Date, the Company has no outstanding debt with the exception of the Approved Debt.

3.32   Liability for Cost and Pricing Data.    There exists no basis for a claim of any material liability by Company or Sellers by any Government entity as a result of defective cost and pricing data submitted to the Government, including, without limitation, any such data relating to liabilities accrued on Company’s books or in its financial accounts for deferred compensation to any Company employees.

3.33   Labor Relations.    The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Company and neither Company nor any Seller has any Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Except as set forth in Schedule 3.33, the Company is in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions.

3.34   Board and Stockholder Approval.    The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and has resolved to recommend to such stockholders that they vote in favor thereof and the Sellers and Trustee on behalf of the ESOP have voted in favor thereof by the requisite vote.

3.35   Brokers.    No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller. All such fees, commission or similar charges not paid by Company prior to Closing and not reflected in the Closing Balance Sheet shall be payable by the Sellers from the Closing Purchase Price Payment.

3.36   Powers of Attorney.    The are no outstanding powers of attorney executed on behalf of the Company.

3.37   Absence of Changes.    Since December 31, 2000, there has not been a Material Adverse Effect with respect to the Company except as reflected in this Agreement and the Schedules hereto, and neither the Sellers nor the Company has taken any action that would be prohibited by the terms of Section 6.2 if the consent of Buyer had not been first obtained by Company.

3.38   Government Contracts.

(a)  A true and correct list of each Government Contract which is in effect as of the date of this Agreement or entered into by the Company between the date of this Agreement and the Closing Date, and Government Bid to which the Company is a party, is set forth in Schedule 3.38.

(b) Except as set forth in Schedule 3.38, (A) the Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party as required; (B) the Company has complied with all material requirements of any statute, rule or regulation pertaining to such Government Contract or Government Bid; (C) all representations and certifications made by the Company with respect to such Government Contract or Government Bid were accurate in every material respect as of their effective date and the Company has fully complied with all such representations and certifications in all material respects; and (D) no termination or default, cure notice or show cause notice has been issued and remains unresolved.

(c)  Except as set forth in Schedule 3.38, (A) to the Knowledge of Sellers and the Company, none of the Company’s employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company; (B) to the Knowledge of Sellers and the Company, there is no pending audit and investigation of the Company or any of its officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company or any of its officers, employees or representatives resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last five years, the Company has not made any voluntary disclosure in writing to the Government or any other Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. Except as set forth in Schedule 3.38, the Company has not had any such irregularities, misstatements or omissions arising under or relating to any such Government Contract or Government Bid that has led to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d)  Except as set forth in Schedule 3.38, there are (A) no outstanding written claims against the Company, either by the Governmental Authority or any other Government or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid to which the Company is a party, and (B) no written outstanding disputes between the Company, on the one hand, and the Government or any other Governmental Authority, on the other hand, under the Contract Disputes Act or any other Federal statute or between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(e)  Except as set forth in Schedule 3.38, none of the Company nor, to the Knowledge of the Company and Sellers, any of its employees, consultants or agents is (or during the last five years has been) suspended or debarred from doing business with the Government or any other Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for Government contracting. Except as set forth in Schedule 3.38, to the Knowledge of the Company and Sellers, since January 1, 1996, the Company has conducted its operations in all material respects in compliance with all requirements of all Laws pertaining to all Government Contracts and Government Bids.

(f)  Except as set forth in Schedule 3.38, since January 1, 1996, no statement, representation or warranty made by the Company in any Government Contract, any Government Bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the Government or any other Governmental Authority in connection with any Government Contract or Government Bid contained on the date so furnished or submitted (or on any other date where such statement, representation or warranty is deemed made or brought down as of a subsequent date either under applicable Law or pursuant to the applicable Government Contract or Government Bid or any exhibit thereto or in any written certificate, statement, list, schedule or other document submitted or furnished to the Government or any other Governmental Authority in connection with such Government Contract or Government Bid) any untrue statement of material fact, or failed to state a material fact necessary to make the statements therein contained, in light of the circumstances in which they are made, not misleading, except for any untrue statement or failure to state a material fact that would not result in any material liability to the Company as a result of such untrue statement or failure to state a material fact.

(g)  Except as set forth in Schedule 3.38, the rates and rate schedules submitted to the Government with respect to Government Contracts of the Company have been audited and closed out for all years prior to 1995.

(h)  The Company is in compliance in all material respects with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995).

(i)  Except as set forth in Schedule 3.38, all Government Contracts have been awarded, and all Government Bids have been submitted, under a competitive and open procurement process without preferential treatment of any kind. None of the Government Contracts listed on Schedule 3.38 are subject to termination by a Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

3.39   Tax Advice.    The Company, the Sellers and the ESOP represent and warrant that each relied on independent third parties for all federal, state and local tax advice and neither solicited nor accepted any tax advice from the Buyer or any of its director, officers, employees or agents.

4.   Representations And Warranties Of Sellers.

Each Seller individually but not jointly represents and warrants to Buyer as follows.

4.1   Organization of Certain Sellers.    If the Seller is a corporation, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

4.2   Buyer Common Stock and Promissory Notes.    Each of the Sellers (A) understands that the Common Stock and Promissory Notes have not been, and will not be, registered under the Securities Act (except as contemplated by Section 13(d) herein), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Common Stock and/or the Promissory Notes solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Common and/or the Promissory Notes, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Common Stock and/or the Promissory Notes, and (F) except for the ESOP and David Nowak, is an Accredited Investor.

4.3   Title to the Equity.    Such Seller individually holds of record, owns beneficially and owns good, valid and marketable title to his or her portion of the Equity set forth next to his or her name on Exhibit A, free and clear of any and all Liens and, upon delivery of such Equity to Buyer on the Closing Date and upon Buyer’s payment of the Purchase Price, as adjusted (if necessary), good, valid and marketable title to such Equity, free and clear of all Liens will pass to Buyer; none of the Sellers are party to any option, warrant, purchase right or other contract or commitment that could require the sale, transfer or other disposition of his or her Equity; none of the Sellers are a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity, except for restrictions in the Company’s Bylaws.

4.4   No Other Agreement to Sell.    None of the Sellers has a legal obligation, absolute or contingent, to any other individual or entity to sell the Equity to which the Seller has title, the Assets or the Business (in whole or in part), or effect any merger, consolidation or other reorganization of Company, or to enter into an agreement with respect thereto.

5.   Representations And Warranties Of Buyer And Acquisition Corp.

Buyer and Acquisition Corp. represent and warrant to Company and Sellers, the following matters, current as of the date of this Agreement:

5.1   Organization.    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to carry on its business as now conducted and to enter into and perform this Agreement. Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted and to enter into and perform this Agreement.

5.2   Corporate Authorization.    The execution and delivery of this Agreement, and Buyer’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action, and the consummation of the transactions contemplated by this Agreement does not violate any Law.

5.3   Binding Agreement.    This Agreement has been duly executed by Buyer and Acquisition Corp. and delivered to Company and Sellers and constitutes the valid and binding obligation of Buyer and Acquisition Corp., enforceable against Buyer and Acquisition Corp. in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

5.4   No Breach.    The execution, delivery and performance of this Agreement by Buyer will not violate Buyer’s Articles of Incorporation or Bylaws, or any Laws to which Buyer is subject, or by which Buyer may be bound, or (with or without giving notice or the lapse of time or both) breach or conflict with any contract, agreement, or other commitment to which Buyer may be bound. The execution, delivery and performance of this Agreement by Acquisition Corp. will not violate Acquisition Corp.’s Certificate of Incorporation or Bylaws, or any Laws to which Acquisition Corp. is subject, or by which Acquisition Corp. may be bound, or (with or without giving notice or the lapse of time or both) breach or conflict with any contract, agreement, or other commitment to which Acquisition Corp. may be bound.

5.5   Litigation; Compliance with Law.    There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending or, to Buyer’s Knowledge, threatened, against Buyer that reasonably could be expected to adversely affect Buyer’s ability to perform in accordance with the terms of this Agreement.

5.6   Capitalization.    The authorized capital stock of Buyer and Acquisition Corp. consists of the following:

(a)  the authorized capital stock of the Buyer consists of Twenty Million (20,000,000) shares of common stock, par value $.02 per share (“Buyer Common Stock”), of which Six Million Five Hundred Forty-Eight Thousand Eight Hundred Forty-Three (6,548,843) shares are issued and outstanding, Two Million Four Hundred Sixty-Seven Thousand One Hundred Six (2,467,106) shares are subject to warrants to purchase Buyer Common Stock and One Million Nine Hundred Forty-Four Thousand Seven Hundred Thirty-Two (1,944,732) are reserved for issuance pursuant to the Buyer’s stock option and employee stock purchase plans.

(b)  the authorized capital stock of the Acquisition Corp. consists of 1,000 shares of common stock, par value $0.01 per share (“Acquisition Corp. Common Stock”), of which 100 shares are issued and outstanding, and 100 shares of preferred stock, par value $0.01 per share, (“Acquisition Corp. Preferred Stock”), none of which are issued and outstanding.

5.7   Brokers.    No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. All such fees, commissions or similar charges shall be payable by Buyer.

5.8   Disclosure.    No representation or warranty made by the Buyer in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Company pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Schedules hereto, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

5.9   No Suspension or Debarment.    Buyer has never been suspended or debarred from bidding on contracts or subcontracts for the Government. No suspension or debarment action with respect to Government contracts have been threatened or commenced against Buyer. There is no valid basis, nor specific circumstances which with the passage of time could become a basis, for Buyer’s suspension or debarment from bidding on contracts or subcontracts for the Government.

5.10   Buyer’s Accountant.    Buyer has not, within the past five years of the date of this Agreement, utilized, engaged, or otherwise retained Arthur Andersen for any reason.

5.11   Federal Securities Laws.    Buyer is not in violation of any federal or state securities laws, or any other Law, and there is no claim or, to Buyer’s knowledge, investigation of any nature pending or threatened, against Buyer by the Securities and Exchange Commission or any state securities regulatory body.

5.12   Liability for Cost and Pricing Data.    Except as described in Schedule 5.12, there exists no basis for a claim of any material liability of Buyer by any Government entity as a result of defective cost and pricing data submitted to the Government, including, without limitation, any such data related to liabilities accrued on Buyer’s books or in its financial accounts for deferred compensation to any Buyer employees.

5.13   Tax Advice.    Buyer represents and warrants that it relied on independent third parties for all federal, state and local tax advice and neither solicited nor accepted any tax advice from Company or any of its directors, officers, employees or agents.

6.   Covenants.

Between the date of this Agreement and the Closing Date (except for the covenants set forth in Section 6.8, which shall also apply following the Closing Date, and except for the covenants set forth in Sections 6.12 and 6.13, which shall apply following the Closing Date in accordance with their terms):

6.1   Affirmative Covenants of Company and Sellers.    Company and each of the Sellers hereby covenants and agrees that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, Company shall:

(a)  operate the Business and use the Assets only in the ordinary course of business, consistent with sound business practices with the intent of preserving the ongoing operations of the Business and the Assets;

(b)  use its best efforts to preserve substantially intact its business organization, maintain its rights and ongoing operations, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal officers and key employees and maintain its relationships with its respective principal customers and suppliers;

(c)  use its best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

(d)  use its best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

(e)  operate its business and in all material respects in accordance with all applicable Laws;

(f)  furnish Buyer with unaudited balance sheets of the Company as of the end of each month ending after the date of this Agreement, and the unaudited statements of income for the respective months then ended within twenty (20) days after the end of such month, in each case prepared in accordance with GAAP to the Knowledge of Company and the Sellers as of such time and prepared in a manner consistent with prior accounting periods (except to the extent changes are required in order to conform to GAAP);

(g)  on or before Closing, pay all amounts payable for: (i) investment banking fees, accounting fees, legal fees (including those relating to the termination of the ESOP, as contemplated by Section 6.14(b)) and expenses related to the transactions contemplated in this Agreement and any severance or bonus payments due to any of the Company’s employees or other agents as of Closing; (ii) all of the Company’s outstanding debt except the Approved Debt;

(h)  furnish Buyer a weekly written statement of cash flows; and

(i)  use its best efforts to obtain by Closing all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made by Company prior to consummation of the transactions contemplated in this Agreement. In connection therewith, Sellers and Company agree to communicate in writing and by telephone with all parties from which consents are required, including those listed in Schedule 3.15 and Schedule 3.24, requesting that such parties provide written consents to the transactions described herein to the extent required under the applicable Contract or Lease within four (4) business days of the date of this Agreement. Thereafter Sellers and Company shall diligently pursue such consents using their best efforts and communicate regularly with necessary parties and provide and execute any documents reasonably required with respect to such consents.

6.2   Negative Covenants of Company and the Sellers.    Except as expressly contemplated by this Agreement and except as set forth in Schedule 6.2 or otherwise consented to in writing by Buyer, from the date hereof until the Closing Date, Company shall not do any of the following:

(a)  (i)  increase the periodic compensation payable to or to become payable to any of its employees, directors or officers, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice and approved by Buyer; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement which has been disclosed to Buyer in Schedule 6.14) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; (iii) adopt or amend any employee benefit plan or arrangement, in each case except as may be required by applicable law; or (iv) make any loan to any directors, officers, employees or agents;

(b)  declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

(c)  (i)  redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(d)  issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares;

(e) (i)  acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person or (ii) make or commit to make any investments other than short-term liquid investments or investments that will be liquidated prior to Closing;

(f)  sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets except for dispositions in the ordinary course of business and consistent with past practice which do not exceed $10,000 in the aggregate;

(g)  propose or adopt any amendments to its Articles of Incorporation or its Bylaws;

(h)  make any significant change in any of its methods of accounting except as may be required by law or GAAP;

(i)  incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business under existing loan agreements or capitalized leases which obligation is fully paid off on or before Closing;

(j)  transfer to any person or entity any material rights to the Company Intellectual Property other than in the ordinary course of business consistent with past practice;

(k)  enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of Company;

(l)  make any individual capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

(m)  permit any Seller to transfer or otherwise dispose of any Equity;

(n)  enter into any new collective bargaining agreement;

(o)  make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund;

(p)  except as required pursuant to Section 2.3(e), pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, in each case, other than in the ordinary course of business consistent with past practice;

(q)  settle or compromise any litigation, other than litigation in an aggregate amount not in excess of $10,000 (provided such settlement documents do not involve any material non-monetary obligations on the part of the Company or Buyer);

(r)  make any payment to an Affiliate, except in accordance with the terms of any Contract or compensation to employees in the ordinary course of business or in accordance with Sections 6.2(a) or 6.2(b);

(s)  enter into any operating lease with an aggregate value in excess of $20,000;

(t)  make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair in an amount not to exceed $10,000, or (ii) expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate; provided that such expenditures shall be without significant acceleration;

(u)  enter into or amend any Lease, Contract, commitment, understanding or other arrangement in each case involving annual expenditures or liabilities in excess of $10,000 (or, in the case of (x) Government Contracts, involving annual expenditures or liabilities in excess of $100,000 or (y) task orders or purchase orders under existing Government Contracts, involving annual expenditures or liabilities in excess of $150,000) or which is not cancelable within six months without penalty, cost or liability or which is otherwise material to the Company; provided, that all such permitted new Contracts or Leases shall be deemed to be included within the term “Contracts” as defined in Section 1 hereof;

(v)  submit any new Government Bid which, if accepted, is expected to result in a loss to the Company or would result in a Government Contract with a backlog value in excess of (i) $100,000, if a new Government Bid, or (ii) $150,000, if a task order or purchase order under an existing Government Contract; or

(w)  take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 6.2 which require the consent of Buyer or any action which would result in any of the conditions set forth in Sections 7 or 8 not being satisfied.

6.3   Adverse Developments.    Company and Sellers shall promptly notify Buyer of any Material Adverse Effect with respect to Company. Company and Sellers shall keep Buyer informed of all material operational matters and business developments with respect to the Business and its markets, including any competitive changes.

6.4   Potential Breach.    Each party will promptly notify the other party of the occurrence of any event, or the existence of any fact, of which such party becomes aware that results in the inaccuracy in any material respect of any representation or warranty of such party in this Agreement as of any time prior to the Closing, and such party will use its reasonable commercial efforts to cure such matter.

6.5   Buyer Due Diligence.    Company will provide Buyer, its counsel, accountants, financing sources and other representatives (“Buyer’s Representatives”) with full access to the books and records of Company and the Business, to the Assets and to the officers, employees, agents and accountants of Company with respect to matters relating to the Business upon reasonable notice and will provide Buyer and Buyer’s Representatives with such information concerning Company, the Equity, the Assets and the Business as they reasonably may request.

6.6   Financial Statements.    Between the date of this Agreement and the Closing Date, as soon as the same are available, Company will provide Buyer with copies of all regularly prepared financial statements of the Company.

6.7   No Transfer of Equity; No Negotiations.    No Seller, shall offer to sell, sell or agree to sell or otherwise dispose of any of the Equity. Company and Sellers will refrain, and will cause each other individual or entity acting for or on behalf of Company and Sellers to refrain from taking, directly or indirectly, any action (i) to seek or encourage any offer or proposal from any person to acquire any of the Equity or the Assets, or (ii) to merge, consolidate, or combine, or to permit any other person to merge, consolidate or combine, with Company.

6.8   Confidentiality.    Buyer, Company and each Seller shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information obtained by each with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, including, without limitation, the amount of the Purchase Price (the “Confidential Information”), and each will use such Confidential Information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of its officers, employees, agents, accountants, attorneys and other representatives to whom it may have disclosed such Confidential Information to do the same. Notwithstanding the foregoing limitation, no party to this Agreement shall be required to keep confidential or return any Confidential Information (other than the amount of the Purchase Price) that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is required to be disclosed pursuant to Law (provided the other party is given reasonable prior notice); or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

6.9   No Inconsistent Action.    None of Buyer, Company or the Sellers shall take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation to be untrue or misleading, that would make it impossible or impracticable for a condition herein to be satisfied, or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

6.10   Permits.    Company shall maintain all Permits that continue to be necessary in order for Company to own the Assets and continue to conduct the Business as it is currently conducted in full force and effect, and will file timely, all reports, statements, renewals applications and other filings that are required to keep such Permits in full force and effect, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

6.11   Contracts.    Between the date hereof and the Closing Date, Company shall not, during the term of this Agreement, except for agreements involving consideration of less than $10,000, enter into any new Contracts without first obtaining Buyer’s prior written consent in each instance such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that all such permitted new Contracts or agreements shall be deemed to be included within the term “Contracts,” as defined in Section 1 hereof.

6.12   Taxes and Assessments.    Except for DOJ Obligation, Company shall pay in a timely fashion all taxes or other public charges levied against it, or against the Business or the Assets.

6.13   No Section 338 Election.    Neither Buyer nor any Affiliate thereof shall (i) make an election under Section 338 of the Code or any similar provisions of state or local law in respect of the purchase of Stock or (ii) cause the Company to engage in any transaction that could cause the purchase of Stock of the Company to be treated as a purchase or sale of the assets of the Company for federal, state, local or foreign tax purposes.

6.14     Employees.

(a)  All existing bonus, severance, consulting, non-compete (except for the Geyer and Fithian non-compete agreements) or change of control agreements between the Company and present and former officers, employees and consultants, shall be terminated as of the Closing Date following consultation with Buyer and any termination payments due thereunder shall be paid by Company prior to Closing. All such agreements shall be disclosed on Schedule 6.14.

(b)  Company ESOP.    Company, Sellers and ESOP shall take all appropriate actions to assist Buyer to terminate the ESOP as soon as practicable following the Closing, including, but not limited to, Company providing any and all notices to ESOP participants as required by Federal and State laws. To the extent the ESOP has outstanding liabilities as of Closing that become obligations of Buyer (except obligations resulting from equity in the Company or ownership of Buyer Common Stock held by the ESOP as a result of the transactions contemplated by this Agreement) or Company, Sellers shall indemnify Buyer against any such claims, pursuant to Section 12 of this Agreement. Sellers agree to pay all expenses (including legal fees) relating to the termination of the ESOP prior to Closing.

(c)  Employees of Company who are employed by Buyer, the Company or any of its Affiliates following the Closing will be given full credit for their years of service with the Company before the Closing for purposes of vesting and eligibility to participate in benefit plans and programs of Buyer and its Affiliates that are made available to such employees after the Closing, to the full extent permitted by such benefit plans.

6.15   Company Due Diligence.    Buyer will provide Company, its counsel, accountants, financing sources and other representatives (“Company’s Representatives”) with full access to the books and records of Buyer, Acquisition Corp. and to the officers, employees, agents and accountants thereof with respect to matters relating to the business of Buyer and Acquisition Corp. upon reasonable notice and will provide Company and Company’s Representatives with such information concerning Buyer and Acquisition Corp. as they reasonably may request.

6.16   Buyer’s Financial Statements.    Between the date of this Agreement and the Closing Date, Buyer will provide Company with copies of all regularly prepared financial statements of the Buyer.

6.17   Securities Filings.    As promptly as practicable after the Closing Date, Buyer will make all filings required by any and all Laws in order to consummate the transactions contemplated herein, including but not limited to any filings pursuant to Federal and State securities laws.

6.18   Further Action; Reasonable Efforts.

(a)  Each of the parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Company and Buyer as are necessary for the transactions contemplated herein. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party and the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such action.

(b)  During the period after the date hereof but prior to the Closing (the “Interim Period”), each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any governmental entity or any other person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Buyer to own or operate all or any portion of the business or assets of Company.

(c)  During the Interim Period the Company and the Sellers shall be entitled to update their disclosure schedules to Section 3 to the extent information contained therein becomes untrue or incomplete or inaccurate after the date hereof due to events occurring after the date hereof other than as a result of a breach by Company or any of the Sellers of the covenants contained herein or therein.

6.19   Transition.    None of the Sellers nor Company will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company from maintaining the same business relationships with the Company and the Buyer after the Closing as it maintained with the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the Businesses of the Company to the Company and/or Buyer from and after the Closing.

7.   Conditions To Buyer’s Obligations.

The obligations of Buyer to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

7.1   Due Diligence.    Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Company, which shall be completed by Buyer within sixty (60) days of the date of this Agreement or thereafter be deemed completed to the satisfaction of Buyer.

7.2   Performance References.    Buyer shall have received and be satisfied with, in its sole discretion, performance references and assurances of Contract continuation by the

Company’s Key Customers. Seller shall cooperate with Buyer in obtaining such performance references and Contract continuation assurances.

7.3   Representations and Warranties.    The representations and warranties of Company and Sellers to Buyer contained herein (and in any certificates delivered by Company and Sellers pursuant hereto) will be true and correct in all material respects (but subject to all qualifications as to Knowledge set forth in those representations and warranties) as of the Closing Date, in each case, as if made again on and as of such date and Company and Sellers shall deliver to Buyer a certificate attesting to the same.

7.4   Compliance with Covenants.    All of the covenants to be complied with and performed by Company and Sellers on or before the Closing Date shall have been duly complied with and performed in all material respects, and Company and Sellers shall deliver to Buyer a certificate attesting to the same.

7.5   Key Employees.    Buyer shall have negotiated satisfactory employment arrangements, as determined by Buyer in its sole discretion, with Key Employees of the Company to be retained by Buyer.

7.6   Financing.    Buyer shall have closed on satisfactory financing, as determined by Buyer in its sole discretion, in order to complete the transaction contemplated by this Agreement.

7.7   Board Consent.    Buyer shall have obtained consent of its Board of Directors, as may be required.

7.8   DOJ Verification.    Buyer shall have received sufficient verification, as determined in its sole discretion, as to the repayment schedule and lien on Company assets of the DOJ Obligation. Such repayment schedule shall be satisfactory to Buyer in it sole discretion.

7.9   Closing Documents.    On the Closing Date, Company and/or each of the Sellers shall have delivered to Buyer the duly executed closing documents as specified in Section 10.1 hereof.

7.10   Receipt of Third Party Consents.    For each of the Contracts and Leases for which the consent of a third party is required in order for such Contract or Lease, as the case may be, to continue in effect according to its terms (as indicated on Schedule 3.15 or Schedule 3.24 hereto), Company and Sellers shall have obtained all required consents of any such third parties without modification of any material provision of any such Contract or Lease. If all consents required under Section 7.10 of this Agreement are not delivered at the Closing, and Buyer and Acquisition Corp. determine in their discretion to complete the Closing, notwithstanding Section 18 of this Agreement, unless otherwise agreed by the parties any default of the terms of this Agreement by failure to deliver executed consents will be deemed waived by the Buyer and Acquisition Corp., and Sellers, the ESOP and Company shall not be liable for default under this Agreement for failure to provide such consents as long as Company and Sellers have complied with Section 6.1(i).

7.11   Governmental Consents, Approvals and Waivers.    The Company and/or the Sellers shall have received any Government consents, approvals and waivers required in order for the parties to complete the proposed transaction.

7.12   Absence of Litigation.    As of the Closing, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of this Agreement shall be pending before any court or any other governmental authority; provided, however, that this condition may not be invoked by Buyer if any such action, suit or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of Buyer.

7.13   No Material Adverse Effect.    There shall not have been any Material Adverse Effect with respect to Company since the date hereof and Company and Sellers shall deliver to Buyer a certificate attesting to the same.

7.14   Settlement of Claims.    Except as listed on Schedule 3.16, Company and Sellers shall have settled any and all pending or threatened claims, litigation or proceedings against Company and Sellers that could have a Material Adverse Effect on the Business, the Assets or the Equity.

7.15   Release of Liens.    All Liens on the Assets, other than any Liens listed on Schedule 3.9 have been released and removed.

7.16   Elimination of Debt.    The Company shall have eliminated all of its outstanding debt except the Approved Debt.

7.17   Execution of Confidentiality and Non-Competition Agreements.    Lese Ann Kodger, Alex Patterson and Peter C. Belford, Sr. each shall have entered into a confidentiality and non-competition agreement with the Buyer substantially in the form attached hereto as Exhibits 7.17(a), (b) and (c).

7.18   Employment with Buyer.    Peter C. Belford, Sr., Lese Ann Kodger, Alex Patterson and David Nowak shall each have entered into a part-time employment agreement with Buyer in which each will provide employment services to Buyer for a period commencing on the Closing Date and terminating 365 days thereafter. Such employment agreements shall be in the form of Exhibits 7.18(a), (b), (c) and (d) hereof.

8.   Conditions To Company’s And Sellers’ Obligations.

The obligations of each of Company and Sellers to consummate this Agreement and Closing of the transaction contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

8.1   Representations and Warranties.    The representations and warranties of Buyer to Company and Sellers contained herein and in any certificates delivered by Buyer pursuant hereto shall be true and correct in all material respects (but subject to all qualifications as to Knowledge set forth in those representations and warranties) as of the Closing Date, in each case as if made again on and as of such date.

8.2   Buyer Financing.    The Sellers shall be satisfied, in their sole discretion, with Buyers’ financing arrangements and the projected impact of those arrangements on the value of the Buyers’ capital stock.

8.3   Business Plans.    The Sellers shall be satisfied, in their sole discretion, with Buyer’s business plans and the prospects for the value of Buyers’ capital stock

8.4   Compliance with Covenants.    All of the covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects.

8.5   Closing Documents.    On the Closing Date, Buyer shall have delivered to Company and/or Sellers duly executed closing documents, as specified in Section 10.2 below.

8.6   Governmental Consents and Waivers.    Any Government consents, approvals and waivers required pursuant to Section 7.10 shall have been obtained.

8.7   Absence of Litigation.    As of the Closing, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of this Agreement shall be pending before any court or any other governmental authority; provided, however, that this condition may not be invoked by Company if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, Company.

8.8   Payment.    At the Closing, Buyer shall deliver to Sellers the Closing Purchase Price Payment, the number of shares of Buyer’s Common Stock referenced in Section 2.2(b), the Belford Note, pay the Escrow Deposit to the Escrow Agent, as provided in Section 2 hereof.

9.   Closing.

9.1   Timing.

(a)  The closing of the purchase and sale of the Stock (the “Closing”) shall take place on or before November 30, 2001, either on November 2, 2001 or on another date on or before November 30, 2001 which is mutually acceptable to the parties, such acceptance not to be unreasonably withheld (the “Closing Date”) at the offices of Holland & Knight, LLP, in Washington, D.C. or such other place as Buyer and Company may agree in writing.

(b)  If, as of the Closing Date, any condition precedent described in Section 7 or in Section 8 has not been satisfied, the party who is entitled to require such condition be satisfied may (in its sole discretion) notify the other party(ies) of the absence of such condition precedent at or before the Closing and simultaneously therewith postpone the Closing until a date ten (10) days after all such conditions have been (or are able to be) performed, but not later than November 30, 2001, and such postponed date shall constitute the new Closing Date for all purposes hereunder.

10.   Closing Documents.

10.1   Closing Documents to be Delivered by Company and Sellers.    On the Closing Date, Company and Sellers shall deliver to Buyer:

(a)  Certificates or other instruments representing the Equity, duly endorsed or accompanied by stock powers or other evidence of transfer duly executed in blank and otherwise in form acceptable for transfer on the books of Company, with all requisite stock transfer tax stamps attached;

(b)  The stock book, equity book, stock ledger, minute book and corporate seal of Company;

(c)  Copies of resolutions of Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, in a form reasonably satisfactory to the parties, and of Company’s Articles of Incorporation and Bylaws, as amended, certified by Company’s corporate secretary;

(d)  A certificate executed by Company and each of the Sellers attesting that Company and each of the Sellers has complied with all conditions set forth in Section 7 hereof or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to the parties;

(e)  Opinions of legal counsel to Company and each of the Sellers, in a form attached mutually agreed to by the parties;

(f)  With respect to each Lease of real property for which a landlord consent is required prior to consummation of the transaction contemplated hereby, an estoppel certificate substantially in the form attached hereto as Exhibit 10.1(f) as of a date not earlier than May 15, 2001, with such changes as Buyer may consent to, from each landlord stating (i) attached to the certificate is a true and correct copy of the lease, together with all modifications and amendments thereto, and that there are no other modifications or amendments, oral or written, except as set forth in the attachment; (ii) the Lease is in full force and effect; (iii) to the best knowledge of landlord, neither landlord nor tenant is in default under the terms and conditions of the Lease (except for any defaults listed in an exhibit to the estoppel certificate); (iv) the amount of the base annual rent tenant currently is paying under the Lease; (v) the expiration date of the Lease term; and (vi) that Landlord consents to the transactions contemplated hereby.

(g)  An executed Escrow Agreement in the form attached as Exhibit 2.2(a)(ii);

(h)  An executed cross-receipt, in the form attached hereto as Exhibit 10.1(h);

(i)  An IRS Form W-9, completed by each Seller, in a form reasonably satisfactory to the parties;

(j)  Certificates from the State of Nevada and from each jurisdiction where Company is required to qualify to do business as a foreign corporation, dated no earlier than ten (10) days prior to the Closing Date, as to the good standing of Company in such jurisdictions;

(k)  Resignations, effective as of the Closing, of each director and officer of the Company other than those whom the Buyer shall have identified;

(l)  An Executed Indemnification Escrow Agreement in the form attached as Exhibit 10.1(l);

(m)  Evidence of cancellation of any existing indebtedness of the Company to any or all of the Sellers, as contemplated in Section 2.2(c) herein; and

(n)  All executed documents that evidence the consents required under Section 7.10.

10.2   Closing Documents to be Delivered by Buyer .    On the Closing Date, Buyer shall deliver to Company and Sellers:

(a)  the Closing Purchase Price Payment, plus the Escrow Deposit (which shall be delivered to the Escrow Agent), as set forth in Section 2 hereof;

(b)  certified copies of resolutions of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, in a form reasonably satisfactory to the parties, and of Buyer’s Articles of Incorporation and Bylaws, as amended, certified by Buyer’s corporate secretary;

(c)  an executed Escrow Agreement in the form attached as Exhibit 2.2(a)(ii);

(d)  an executed cross-receipt, in the form reasonably satisfactory to the parties;

(e)  a certificate executed by Buyer attesting that Buyer has complied with all conditions set forth in Section 8 hereof or indicating with specificity any respects in which those conditions have not been complied with, substantially in a form reasonably satisfactory to the parties; and

(f)  an executed Indemnification Escrow Agreement in the form attached hereto as Exhibit 10.1(l).

10.3   Other Closing Documents.    The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

11.   Termination; Effect.

11.1   Termination .    This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual written agreement of Sellers and Buyer;

(b)  by Sellers and Company, if the Closing shall not have occurred by November 1, 2001 and such failure is due to a failure of Buyer to fulfill the conditions set forth in Section 8 or a default by Buyer hereunder;

(c)  by Buyer, if the Closing shall not have occurred by November 1, 2001, and such failure is due to a failure of Company or Sellers to fulfill the conditions set forth in Section 7 or a default by Company or Sellers hereunder;

(d)  by Buyer, if Sellers or Company have committed a material breach of any provision of this Agreement that has not been cured within seven (7) days of written notice of such material breach; or

(e)  by Company and Sellers, if Buyer has committed a material breach of any provision of this Agreement that has not been cured within seven (7) days of written notice of such material breach.

11.2   Effect of Termination .    If this Agreement is terminated as provided in Section 11.1(a), (b), (c), (d) or (e), then all further obligations under this Agreement shall terminate, provided, however, that the confidentiality obligations of Buyer and Company described in Section 6.8 will survive any such termination, and no such termination will relieve Buyer or Company from liability for any misrepresentation or breach of any representation, warranty, covenant (except as provided below) or agreement set forth in this Agreement prior to such termination and the parties hereto shall be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement. If Buyer terminates this Agreement solely as a result of the failure of Company or Sellers to fulfill the conditions set forth in Section 10.1(f) or (n) after complying with Section 6.1(i), Buyer’s sole remedy shall be termination of this Agreement.

12.   Indemnification.

12.1   Representations and Warranties .

(a)  Survival Periods.    All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties, and together with the covenants to be performed prior to Closing herein, shall survive the Closing Date for a period of three (3) years after the Closing Date (the “Survival Period”); provided, however, that any claim for indemnification made by Buyer under this Section 12 as a result of Company’s or Sellers’ breach of any of the representations made by Company and Sellers in (x) Section 3.23 hereof shall survive for a period of five (5) years after the Closing Date, (y) Sections 3.2, 3.4, 3.34, 3.35, 4.3 and 4.4 hereof shall survive indefinitely and (z) Sections 3.19 and 3.21 hereof shall survive for sixty (60) days after the expiration date of the applicable statute of limitations

(including any extensions thereof) for any tax or ERISA claims respectively. Except for the foregoing, no claim for indemnification may be made under this Section 12 after the expiration of the Survival Period. Claims based on fraud, willful misconduct or breaches of covenants to be performed after Closing may be asserted up to the expiration date of any applicable statute of limitations. Any investigations by or on behalf of a party hereto shall not constitute a waiver of such party’s right to enforce any representation or warranty by the other party contained herein.

(b)  Escrow and Offset.    To secure the indemnification obligations of Company and Sellers set forth in this Section 12, at Closing one million five hundred thousand (1,500,000) shares of Buyer Common Stock (“Escrowed Buyer Common Stock”) to be transferred to Sellers as part of the purchase price hereunder shall be placed into escrow pursuant to the Indemnification Escrow Agreement in the form attached hereto as Exhibit 10.1(l). Such shares shall secure Seller’s indemnity obligations in Section 12.2. In addition, following the payment of indemnification claims through the use of the Escrowed Buyer Common Stock, the Buyer shall have the right to set off all or any part of any claims damages it may incur by notifying any Seller that the Buyer is reducing the amount or value of any consideration to be paid or otherwise transferred under Sections 2.2 and 7.17 above and the documents referred to therein. Such offset shall be applied by Buyer in the following percentages: 24.978% for Belford, 63.6935% for Kodger and 11.3285% for Patterson (the “Applicable Percentages”). This right may affect the timing and amount of any payments required under Section 2.

12.2   Indemnification by Company and Certain Sellers.    Subject to Section 12.5, Company (but only prior to the Closing) and Kodger, Patterson, and Belford (the “Principal Sellers”) shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

(a)  Any and all claims, losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by Company or Sellers contained herein to be performed prior to Closing or as described in Section 13(e) or in any certificate delivered to Buyer hereunder, other than nonfulfillment of any covenants by the Company after the Closing Date;

(b)  Any and all claims, losses, liabilities or damages occurring after the Closing Date resulting from Company’s operation of the Business prior to the Closing Date which are not disclosed on the Financial Statements, in this Agreement or in the Schedules or Exhibits to this Agreement;

(c)  Any and all claims, losses, liabilities or damages arising out of claims for wages, salary or other employee benefits due employees of the Company arising or accruing prior to the Closing Date, including, but not limited to, vacation pay, sick pay, severance pay, health insurance, worker’s compensation and retiree pension and medical benefits which are not reflected on the Financial Statements and Closing Balance Sheet;

(d)  Any and all claims, losses, liabilities or damages arising out of, in the nature of or caused by any liability of the Company not disclosed on the Closing Balance Sheet resulting in a tax liability with respect to any tax year or portion thereof ending on or before the Closing Date or for any tax year beginning before and ending after the Closing Date;

(e)  The reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Buyer of any and all actions, suits, proceedings, claims, demands, assessments, judgments, and investigations reasonably necessary to attempt to avoid the same or to oppose the imposition of any loss, liability or damage under this Section 12.2;

(f)  Any and all claims, losses, liabilities or damages relating to Environmental Conditions, Environmental Requirements or Hazardous Materials resulting from any event or condition occurring or existing prior to the Closing Date or any liabilities of the ESOP described in Section 6.14(b) above;

(g)  Any and all costs, fees and expenses incurred in connection with negotiating and executing the Agreement which became payable by Sellers or the Company after the Closing Date and which do not appear or are not included as a liability on the Closing Balance Sheet; and

(h)  Any and all claims, losses, liabilities or damages arising from the Pre-Closing liabilities of the Company liabilities listed on Exhibit 2.2(a)(iii) hereof.

12.3   Indemnification by Buyer.    Buyer shall indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

(a)  Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by Buyer contained herein or in any certificate delivered to Company and Sellers hereunder; and

(b)  The reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Company (if there is no Closing) and Sellers of any and all actions, suits, proceedings, claims, demands, assessments, judgments, and investigations reasonably necessary to attempt to avoid the same or to oppose the imposition of any loss, liability or damages under Section 12.3(a).

12.4   Procedures for Indemnification.    The procedures for indemnification shall be as follows:

(a)  The party claiming the indemnification (the “Indemnified Party”) shall promptly give notice to the party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If a claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party such notice shall be given by the Indemnified Party to the Indemnifying Party within ten (10) days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.

(b)  Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim; provided, that the amount held in escrow to secure Sellers’ indemnification of Buyer shall be paid in satisfaction of any claim payable by Sellers until that amount is exhausted (if it is).

(c)  With respect to any claim by a third party as to which the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.

(d)  If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

(e)  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

(f)  The indemnification rights provided in Sections 12.2 and 12.3 hereof shall extend to the shareholders, directors, officers and Affiliates of the Indemnified Party, although for the purpose of the procedures set forth in this Section 12.4, any indemnification claims by such parties shall be made by and through the Indemnified Party.

12.5   Limitations on Indemnification .    Notwithstanding any other provision of this Agreement:

(a)  Other than with respect to any indemnification claim made with respect to Sections 3.2, 3.4, 3.19, 3.34, 3.35 or 4.3 hereof or under Sections 12.2(d), 12.2(f), or 12.2(g), Sellers shall not have any indemnification payment obligations under this Section 12 unless and until the aggregate amount of losses, liabilities, damages, costs or expenses of any kind under Section 12 exceeds One Hundred Thousand Dollars ($100,000), provided, that once the aggregate amount of such losses, liabilities, damages, costs or expenses exceeds One Hundred Thousand Dollars ($100,000), Sellers shall be liable for all such losses, liabilities, damages, costs or expenses.

(b)  The aggregate maximum liability for indemnification obligations of Sellers shall be as follows: for Sellers’ obligations under Section 12.2 including, without limitation breaches of Sections 3.19, 3.21, and 3.23, Sellers’ fraud or willful misconduct, breach of Sellers’ covenants to be performed on or after the Closing and the reasonable costs and expenses (including reasonable legal fees and expenses incurred in connection therewith), the aggregate amount of $6,800,000 (minus the amount by which the Bonus Payment is less than

$1 million) for which Belford shall be obligated for 24.978%, Kodger for 63.6935% and Patterson for 11.3285%. Buyer agrees to assert any claims described in this Section 12.5(b) against Belford, Kodger and Patterson on a pro rata basis based on the percentages in the preceding sentence.

(c)  Sellers and Buyer agree that with respect to claims described in Sections 12.5(b) above, Buyer will pursue recovery for any such claims in the following order:

(i)  First, Buyer shall use the Escrowed Buyer Common Stock.

(ii)  Second, Buyer will set off unpaid amounts under the Belford Note, Kodger Note, Patterson Note, the Confidentiality and Non-Competition Agreements referred to in Section 7.17 and any amounts payable under Section 2.2(e) based on the [CONFIDENTIAL TREATMENT REQUESTED] award.

(iii)  Third, if amounts set off under subparagraphs (i) and (ii) above are insufficient to satisfy such claims, Buyer shall notify Sellers and Sellers shall have thirty (30) days to tender any of the Buyer Common Stock issued pursuant to Sections 2.2 to Buyer, which shall have a deemed value for purposes of this Section 12.5(c) of $2.00 per share regardless of the market value of such Shares; and

(iv)  Fourth, if after exhausting the remedies in subparagraphs (i), (ii) and (iii) above such claims remain unsatisfied, Buyer at its option, may pursue any or all available remedies at law.

12.6   Exclusive Remedies.    The remedies provided for in this Section 12 of this Agreement shall be the sole and exclusive remedies for any breach or inaccuracy of any representation or warranty in this Agreement or any certificate delivered at Closing; provided however that nothing herein is intended to waive any claims for fraud or willful misconduct or waive any equitable remedies to which a party may be entitled for fraud or willful misconduct.

13.   Post Closing Matters.

(a)  Books and Records.    Each party agrees that it will cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 13(a) shall be kept confidential pursuant to Section 6.8 (which shall continue to apply to this extent following the Closing Date) by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use.

(b)  Cooperation and Records Retention.    Company, Sellers and Buyer each shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for any taxes; (ii) retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination; (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period; and (iv) cooperate with respect to closing the books of Company and filing a tax return for Company as of the Closing Date, at Buyer’s or Company’s expense.

(c)  Promissory Notes.    The Promissory Notes will be imprinted with a legend substantially in the following form:

The payment of principal and interest on this Note is subject to certain set-off provisions set forth in an Agreement and Plan of Merger dated as of October     , 2001 (the “Merger Agreement”) among the issuer of this Note, the person to whom this Note originally was issued, and certain other persons. This Note has not been registered under the Securities Act of 1933, as amended. The transfer of this Note is subject to certain restrictions set forth in the Merger Agreement. The Company will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer the Promissory Notes first must furnish the Buyer with (i) a written opinion satisfactory to the Buyer in form and substance from counsel satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Promissory Notes as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee satisfactory to the Buyer in form and substance agreeing to be bound by the set-off provisions and the restrictions on transfer contained herein.

(d)  Piggyback Registration Rights.    If the Buyer at any time or from time to time subsequent to the date of this Agreement proposes to register any securities under the Securities Act either for its own account or the account of any selling security holders (other than pursuant to (i) a registration statement on Forms S-4 or S-8 or any successor or similar forms, (ii) a registration relating solely to a Commission Rule 145 offering, or (iii) a registration on any form that does not permit secondary sales), it will give written notice to each of the Sellers, Nowak and the ESOP of its intention at least twenty (20) days in advance of the filing of any registration statement with respect thereto. Upon the written request of any of the Sellers, Nowak or the ESOP given within five (5) days after receipt of such notice, the Buyer, subject to the restrictions below, will use commercially reasonable efforts to include in such registration, and in any underwriting involved therein, all the Buyer Common Stock received by the Sellers, Nowak or the ESOP pursuant to Section 2.2 included in such request. The method of disposition of such Buyer Common Stock shall be determined solely by the Buyer.

If the managing underwriter with respect to such offering requests in that the number of securities to be offered by any or all of the Sellers, Nowak or the ESOP be reduced because in the judgment of the managing underwriter the offering would be materially and adversely affected, then such securities shall be reduced by such amount as the managing underwriter may determine so as to not materially and adversely affect the proposed offering.

The Buyer may require the Sellers, Nowak or the ESOP to furnish to the Buyer such information in writing regarding themselves and the distribution as the Buyer may from time to time reasonably request in writing in order to comply with the Securities Act. The Sellers, Nowak and the ESOP agree to notify the Buyer as promptly as practicable of any inaccuracy or change in information they have previously furnished to the Company.

The Buyer will promptly notify each of the Sellers, who include Buyer Common Stock in any registration statement (a “Selling Stockholder”) of the effectiveness of the registration statement and will provide each of the Sellers with such numbers of copies of the registration statement and the prospectus included therein as such Selling Stockholder may reasonably request. During the period such registration statement is required to remain effective, the Buyer will promptly notify each Selling Stockholder of the occurrence of any event as a result of which the registration statement or the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each Selling Stockholder agrees, upon receipt of such notice, forthwith to cease making offers and sales of any shares of Buyer Common Stock pursuant to such registration statement and deliveries of the prospectus contained therein. The Buyer agrees to notify each Selling Stockholder when each post-effective amendment to the Registration Statement has become effective or a supplement to any prospectus forming a part of such registration statement is effective. The Buyer will use its reasonable best efforts to qualify or register the Buyer Common Stock to be sold pursuant to this provision under the securities or “Blue Sky” laws of the fifty states and the District of Columbia; provided, however, that the Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of, or to file any general consent to service of process in, any such jurisdiction.

In connection with any registration of the Buyer Common Stock pursuant to this Agreement, to the extent permitted by law, the Buyer shall indemnify each Selling Stockholder and the Selling Stockholders shall indemnify the Buyer in the manner provided below.

The Buyer shall indemnify and hold harmless each Selling Stockholder and each of its officers, directors and partners, and such person controlling such Selling Stockholder against all losses, claims, damages or liabilities, joint or several, to which such Stockholder may become subject under the Securities Act insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation of any rule or regulation under the Securities Act or state securities laws applicable to the Buyer in connection with the registration, qualification or compliance relating to the Buyer Common Stock and the Buyer shall reimburse each such Selling Stockholder (or its officers, directors and partners, and person controlling such Selling Stockholder, if applicable) for any legal or other expenses reasonably incurred by such Selling Stockholder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Buyer shall not be required to indemnify and hold harmless or reimburse such Selling Stockholder to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in any document made in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of such Selling Stockholder with respect to such Selling Stockholder and such Selling Stockholder’s Buyer Common Stock or the distribution thereof for use specifically in the preparation of such documents.

Each Selling Stockholder (or its officers, directors and partners, and person controlling such Selling Stockholder, if applicable) shall indemnify and hold harmless the Buyer, each of its directors and officers, and each person, if any, who controls the Buyer within the meaning of the Securities Act, against all losses, claims, damages or liabilities to which the Buyer or any such director or officer or controlling person may become subject, under the Securities Act insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation of any rule or regulation under the Securities Act or state securities laws applicable to the Buyer in connection with the registration, qualification or compliance relating to the Buyer Common Stock, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement, omission or alleged omission, or violation was made in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of such Selling Stockholder (or its officers, directors and partners, and person controlling such Stockholder, if applicable) with respect to such Selling Stockholder and such Selling Stockholder’s Buyer Common Stock or the distribution thereof, for use in the preparation thereof; and provided, further, however, that the liability of each Selling Stockholder (or its officers, directors and partners, and person controlling such Selling Stockholder, if applicable) hereunder shall be limited to the net proceeds received by such Stockholder from the sale of Buyer Common Stock covered by the registration statement; and such Selling Stockholder shall reimburse the Buyer for any legal or other expenses reasonably incurred by the Buyer or any such director or officer or controlling person in connection with investigating or defending against any such loss, claim, damage, liability or action.

All expenses associated with or incurred in connection with any registration statement filed pursuant to this Agreement, including without limitation, registration or filing fees, accounting and legal fees, printing and mailing costs, shall be borne by the Buyer; provided that each Selling Stockholder shall be responsible for paying any underwriting discounts, fees or sales commissions or legal fees or expenses of counsel retained by such Selling Stockholder in connection with the sale of his, her or its Buyer Common Stock.

(e)  Tax Matters.

(i)  Periods Ending on or Before the Closing Date.    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (federal, state and local) for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers to review on each such Tax Return described in the preceding sentence prior to filing. Sellers shall provide Buyer with all relevant information regarding the preparation and filing of such tax return, including but not limited to information regarding income, gain, loss, deduction or other tax items for such periods in a manner consistent with the tax returns previously filed by the Company. To the extent that any Taxes applicable to any period on or before the Closing Date are not included as a liability on the Closing Balance Sheet, any such amount shall be deducted from the Escrow Deposit, or if for any reason not paid to Buyer from such Escrow Deposit, the Principal Sellers shall indemnify Buyer for any such amount pursuant to Section 12 hereof. Buyer shall not be responsible for the payment of any of the Sellers’ individual taxes associated with the transactions contemplated by this Agreement.

(ii)  Periods Beginning Before and Ending After the Closing Date.    To the extent that any Tax Returns of the Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Buyer shall prepare or cause to be prepared and file or cause to be filed any such Tax Returns. To the extent that any Taxes applicable to any period on or before the Closing Date are not included as a liability on the Closing Balance Sheet, any such amount shall be deducted by Buyer from the Escrow Deposit, or if for any reason not paid to Buyer from such Escrow Deposit, the Principal Sellers shall indemnify Buyer for any such amount pursuant to Section 12 hereof. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(iii)  Tax Sharing Agreements.    All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(iv)  Certain Taxes.    Any and all federal, state or local transfer, documentary, sales, use, stamp, registration, income, franchise taxes and any other taxes and fees (including penalties and interest) incurred by the Company, the Buyer or the Acquisition Corp. arising as a result of the transactions contemplated by this Agreement, including the merger of Analex Corporation into the Acquisition Corp. (the “Transaction Taxes”) shall not be an obligation of the Sellers but shall be an obligation of the Buyer or the Acquisition Corp. Any Transaction Taxes shall not be used to adjust the Closing Balance Sheet or considered an adjustment to the Final Closing Balance Sheet.

14.   Expenses.    Except as otherwise expressly provided in this Agreement, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees. Sellers shall bear all applicable taxes, if any, which are due as a result of the transfer of the Equity in accordance herewith. It is understood and agreed that some of the costs, fees and expenses will in the ordinary course of business not become payable until after the Closing Date.

15.    Further Assurances.     From time to time at or after the Closing Date, at the request of the other, Buyer and Sellers each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the transfer of the Equity to Buyer.

16.   Benefit And Assignability .     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. This Agreement may not be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may assign all or any portion of this Agreement to any Affiliate of Buyer, provided that Buyer shall remain obligated for the payment of the Purchase Price and the performance of this Agreement.

17.   Notices .     All notices demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Company:	Analex Corporation
2000 Aerospace Parkway
Brook Park, Ohio 44142
Attention: President

with a copy to:	Budish & Solomon, Ltd.
30100 Chagrin Boulevard
Suite 301
Pepper Pike, Ohio 44124
Attention: Michael Solomon, Esquire

If to Sellers:                             Lese Ann Kodger
                                                  1501 Minutemen Cswy.
                                                  Unit 202
                                                  Cocoa Beach, Florida 32931

                                                  Peter C. Belford, Sr.
                                                  10512 Bridle Lane
                                                  Potomac, Maryland 20854

                                                  David Nowak
                                                  5513 River Oaks Drive
                                                  Titusville, Florida 32780

with a copy to:                         Budish & Solomon, Ltd.
                                                  30100 Chagrin Boulevard
                                                  Suite 301
                                                  Pepper Pike, Ohio 44124
                                                  Attention:  Michael Solomon, Esq.

If to Buyer:                              Hadron, Inc.
                                                  5904 Richmond Highway
                                                  Suite 300
                                                  Alexandria, Virginia 22303
                                                  Attention:  President

with a copy to:                         Holland & Knight LLP
                                                  2099 Pennsylvania Avenue, N.W.
                                                  Suite 100
                                                  Washington, D.C. 20006
                                                  Attention:  William J. Mutryn, Esq.

If to Acquisition Corp:            Hadron Acquisition Corp.
                                                  5904 Richmond Highway
                                                  Suite 300
                                                  Alexandria, Virginia 22303
                                                  Attention: Chief Executive Officer

with a copy to:                         Holland & Knight
                                                  2099 Pennsylvania Avenue, N.W.
                                                  Suite 100
                                                  Washington, D.C. 20006
                                                  Attention:  William J. Mutryn, Esq.

Notices shall be deemed given five (5) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Any party may change the address to which Notices under this

Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

18.   Waiver .    Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

19.   Entire Agreement .    This Agreement (including the Exhibits and Schedules hereto, which are incorporated by reference herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

20.   Counterparts.    This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals.

21.   Construction.    The headings of the Articles and Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

22.   Exhibits And Schedules .    The Exhibits and Schedules to this Agreement are a material part of this Agreement.

23.   Severability.    In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

24.   Choice Of Law.    This Agreement is to be construed and governed by the laws of the Commonwealth of Virginia without regard for the choice of law rules utilized in that state.

25.   Public Statements.    Prior to the Closing Date, none of Buyer, Sellers or Company, without the prior written approval of the other party, shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law, in which case the other party shall be so advised as far in advance as possible.

26.  Attorneys’ Fees.     If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

27.  Counsel.     Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

28.  Stockholder Representative.

(a)  By the execution and delivery of this Agreement, including counterparts hereof, each Seller hereby irrevocably constitutes and appoints Lese Ann Kodger as the true and lawful agent and attorney-in-fact (the “Stockholder Representative”) of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:

(i)  to receive all payments made by the Buyer to the Sellers under this Agreement;

(ii)  to agree upon or compromise any matter related to the Tangible Net Worth and any adjustments to the Purchase Price or other payments to be made;

(iii)  to act for the Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Sellers any indemnification claim made by or against the Sellers;

(iv)  to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Stockholder Representative, shall be taken in the same manner with respect to all Sellers, unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature;

(v)  to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Stockholder Representative and to rely on their advice and counsel;

(vi)  to incur and pay out of the Purchase Price expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing;

(vii)  to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as Stockholder Representative; and

(viii)  to do or refrain from doing any further act or deed on behalf of the Sellers which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

(b)  The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of the Sellers in all matters referred to in this Agreement. Each Seller hereby ratifies and confirms all that the Stockholder Representative shall do or cause to be done by virtue of such Stockholder Representative’s appointment as Stockholder Representative of such Seller. The Stockholder Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Sellers, but the Stockholder Representative shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by the Stockholder Representative of such Stockholder Representative’s duties under this Agreement, other than loss or damage arising from fraud in the performance of such Stockholder Representative’s duties under this Agreement.

(c)  Each of the Sellers hereby expressly acknowledges and agrees that the Stockholder Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that any person shall be entitled to rely on any and all action taken by the Stockholder Representative under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If the Stockholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Stockholder Representative shall be the person which the remaining Sellers appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Seller shall have the right to petition a court of competent jurisdiction for appointment of a successor Stockholder Representative. The Sellers do hereby jointly and severally agree to indemnify and hold the Stockholder Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Stockholder Representative’s duties under this Agreement except for any such liability arising out of the fraud of the Stockholder Representative.

29.  Jurisdiction And Venue.

Each of the parties hereto by its execution hereof:

(a)  Irrevocably submits to the jurisdiction of any state court located in Fairfax County, the Commonwealth of Virginia and to the jurisdiction of the United States

District Court for the Eastern District of Virginia for the purpose of any suit, action or other proceeding arising out of or based on this Agreement, or the subject matter hereof; and

(b)  Waives to the extent not prohibited by applicable law, and agrees not assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of the Commonwealth of Virginia, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 17 is reasonably calculated to give actual notice.

30.  WAIVER OF TRIAL BY JURY.     THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

ANALEX CORPORATION

By:	/s/ PETER C. BELFORD
Peter C. Belford
President

HADRON, INC.

By:	/s/ STERLING E. PHILLIPS, JR.
Sterling E. PhillIPS, JR.
President and Chief Executive Officer

HADRON ACQUISITION CORP.

By:	/s/ STERLING E. PHILLIPS, JR.
Sterling E. Phillips, Jr.
Chairman and Chief Executive Officer

ANALEX CORPORATION EMPLOYEE
STOCK OWNERSHIP PLAN AND TRUST

By:	/s/ DAVID E. NOWAK
David E. Nowak
Trustee

SELLERS

By:	/s/ LESE ANN KODGER
Lese Ann Kodger

By:	/s/ PETER C. BELFORD
Peter C. Belford

By:	/s/ ALEXANDER PATTERSON
Alexander Patterson

By:	/s/ DAVID NOWAK
David Nowak